THE USE OF “[***]” IN THIS EXHIBIT INDICATES THAT A CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

AMENDED AND RESTATED MERCHANDISING AGREEMENT

BETWEEN

SEARS, ROEBUCK AND CO.,

KMART CORPORATION, AND

SEARS HOLDINGS CORPORATION

AND

SEARS HOMETOWN AND OUTLET STORES, INC.,

SEARS AUTHORIZED HOMETOWN STORES, LLC,

AND SEARS OUTLET STORES, L.L.C.,

TABLE OF CONTENTS

1.	ADDITIONAL TERMS AND CONDITIONS		1

2.	TERM AND TERMINATION		1
	(a)	Initial Term	1
	(b)	The Term; Renewal Rights	1
	(c)	Termination of the Agreement	1
	(d)	Seller’s Right to Terminate Its Section 3 Obligations	3
	(e)	Seller’s Termination Rights on Appendix 5(a)	3
	(f)	Seller’s Termination of an Individual Market	3
	(g)	Buyer’s Transition and Sell-Off Rights	4

3.	HTS PRODUCTS		4
	(a)	Seller’s Obligation to Sell	4
	(b)	Invoice Prices for HTS Products	5
	(c)	Vendor Charges	5
	(d)	Retail Pricing	5
	(e)	HTS Product Quality, Availability, and Packaging	5
	(f)	Location-Specific Products	6
	(g)	Buyer-Unique Products	6
	(h)	Buyer-Direct Merchandise	7

4.	OUTLET PRODUCTS		8
	(a)	Section 4 Definitions	8
	(b)	DRM	8
	(c)	MOS	8
	(d)	Land’s End	8
	(e)	Right of First Offer for Additional Categories	9
	(f)	Seller’s Compliance with Rights of First Offer; Termination	9
	(g)	Retail Pricing	9
	(h)	Invoice Prices for Outlet Products	9
	(i)	Non-Saleable DRM Products	9
	(j)	Delivery of Outlet Products	9
	(k)	Outlet Product Restrictions	10
	(l)	Sale of Additional Outlet Products	10
	(m)	Sale of Additional LG DRM Product	11

5.	ROYALTIES		11
	(a)	Quarterly Royalty Reports; Royalties Payable	11
	(b)	Commercial Sales	12
	(c)	Adjustments	13
	(d)	Featuring Kenmore-Branded Product	13
	(e)	Minimum Commission	13
	(f)	Record Retention; Audit Rights	13

6.	INVENTORY MANAGEMENT POLICES AND PROCESSES; DELIVERY TERMS		14

7.	PAYMENT TERMS FOR INVOICE PRICES AND ROYALTIES		14
	(a)	Invoice Prices for Products	14
	(b)	Royalties	14

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8.	SUBSIDIES AND MARKETING/MERCHANDISING SUPPORT		14
	(a)	Vendor Subsidies	14
	(b)	Product Information Support	16
	(c)	Other Support	16

9.	CUSTOMERS AND TRADE AREAS		16
	(a)	General	16
	(b)	Buyer	17
	(c)	Seller	18
	(d)	Growth	19
	(e)	New HTS Stores and Renewals-Exclusivity	19

10.	PRODUCT WARRANTIES AND RETURNS		19
	(a)	Product Warranties	19
	(b)	Product Returns	20
	(c)	Product Returns	20
	(d)	Product Recalls and Similar Product Issues	21
	(e)	Disclaimer	21

11.	PRODUCT SERVICING		21

12.	INTELLECTUAL PROPERTY		21
	(a)	Seller	21
	(b)	Buyer	25

13.	CONFIDENTIALITY		26
	(a)	Confidential Information	26
	(b)	Treatment of Confidential Information	26
	(c)	Exceptions to Confidential Treatment	27

14.	INDEMNIFICATION		27
	(a)	Seller Indemnities	27
	(b)	Buyer Indemnities	28
	(c)	Defense	28
	(d)	Exclusions from Claims; Tender and Cooperation	28

15.	INSURANCE		28
	(a)	Required Coverage	28
	(b)	Proof of Insurance	29

16.	LIMITATION ON LIABILITY		29

17.	MINIMUM QUANTITIES		29

18.	DISPUTE RESOLUTION		29
	(a)	Committees	29
	(b)	Dispute Resolution	30

19.	SELLER’S CLOSING LOCATIONS		31

20.	GLOSSARY		31

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21.	SHC’S SOLE OBLIGATION		35

22.	GENERAL		35
	(a)	Good Faith	35
	(b)	Assignment	36
	(c)	Computer Access	36
	(d)	Promotional Calendars	36
	(e)	Negotiating Event	36
	(f)	Consideration	36
	(g)	Construction and Interpretation	37
	(h)	Counterparts; Facsimile	37
	(i)	Entire Agreement; Severability	37
	(j)	Injunctive Relief	38
	(k)	Notices	38
	(l)	No Waiver	39
	(m)	Publicity	39
	(n)	Relationship of the Parties	39
	(o)	Reporting	39
	(p)	Representations and Warranties	39
	(q)	Recalculation of Charges, Fees and Expenses	39
	(r)	Survival	40
	(s)	Condition Precedent to the Effectiveness of this Agreement	40
	(t)	Governing Law; Jurisdiction; Waiver of Jury Trial	40

Appendices

Appendix 1	Additional Terms and Conditions	2
Appendix 3(a)	HTS Product Categories	1
Appendix 3(b)	HTS Invoice Prices	1
Appendix 4(b)	Invoice Prices for DRM	1
Appendix 4(c)	MOS Categories and Initial MOS Invoice Prices	1
Appendix 4(m)	Additional LG DRM Product Sort Process	1
Appendix 5(a)	Royalty Rates; Kenmore Royalty Credits	1
Appendix 5(e)	Average Aggregate Minimum Commission	7
Appendix 6	Inventory Management Policies and Processes	1
Appendix 7(a)	Payment Due Date	1
Appendix 9(a)(ii)	Kmart Locations	1
Appendix 12(a)(iii)	Seller Marks	1
Appendix 18(a)(i)	Merchandising Operating Committee	1

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AMENDED AND RESTATED MERCHANDISING AGREEMENT

This Amended and Restated Merchandising Agreement (this “Agreement”) is, except as expressly stated herein, retroactive to May 1, 2016 (the “Effective Date”) and is between (1) SEARS, ROEBUCK AND CO., a New York corporation (“SRC”), KMART CORPORATION, a Michigan corporation (“Kmart” and together with SRC, “Seller”), and SEARS HOLDINGS CORPORATION, a Delaware corporation (“SHC”), and (2) SEARS HOMETOWN AND OUTLET STORES, INC., a Delaware corporation (“SHO”), SEARS AUTHORIZED HOMETOWN STORES, LLC, a Delaware limited liability company (SAHS”), and SEARS OUTLET STORES, L.L.C., a Delaware limited liability company (“Outlet Co.” and together with SHO and SAHS, “Buyer”) and is signed on the dates set forth below. Other capitalized terms used but not defined in this Agreement are defined in Section 20, which begins on page 35.

TERMS AND CONDITIONS

For good and valuable consideration, the receipt of which Seller and Buyer acknowledge, Seller and Buyer agree as follows:

1. ADDITIONAL TERMS AND CONDITIONS. The Additional Terms and Conditions that are attached to this Agreement as Appendix 1 are incorporated into this Agreement by reference and are binding on Seller and Buyer as if expressly included below. To the extent any provision on Appendix 1 is inconsistent with the body of this Agreement, the body of this Agreement controls.

2. TERM AND TERMINATION.

(a) Initial Term. The initial term of this Agreement begins on the Effective Date and will end, unless terminated earlier or extended in accordance with Section 2(c) or Section 2(d), at 5:00 p.m. (Central Time) on February 1, 2020 (the “Initial Term”). A “Contract Year” begins on the first day of a Seller’s fiscal year and ends on the last day of the Seller’s fiscal year, except that the first Contract Year begins on the Effective Date and ends on January 28, 2017.

(b) The Term; Renewal Rights. Subject to Section 2(c), Section 2(d), and the next sentences of this Section 2(b), Buyer may elect to extend for one three-year period Seller’s obligations in Section 3 to sell KCD-Branded Products to Buyer. Buyer may not exercise its rights in the preceding sentence if Buyer or any of its Affiliates has failed to comply with any of its material obligations in this Agreement and the failure is continuing. The renewal period is referred to as the “Renewal Period” and references to the “Second Renewal Period” in the other agreements between the Parties and/or their Affiliates shall be deemed to refer to such Renewal Period. Buyer will deliver written notice to Seller not later than six months prior to the end of the Initial Term if Buyer elects to extend the Term for the Renewal Period. The Initial Term and the Renewal Period (if elected) are together referred to as the “Term” and the last day of the Term is referred to as the “Expiration Date.” This Agreement applies to all Products shipped on or after the Effective Date and before the Expiration Date, regardless of when Buyer placed the order for the Products.

(c) Termination of the Agreement. Neither Party may exercise its rights in this Section 2(c) if the Party or any of its Affiliates has failed to comply with any of its material obligations in this Agreement and the failure is continuing.

(i) Termination for Material Breach. Subject to the next sentence and to Section 18, (A) Seller or Buyer may terminate this Agreement in the event of a material breach of this Agreement by the other Party, including Seller’s right to terminate this Agreement if Buyer purports to assign any of its rights or delegate any of its obligations under this Agreement in contravention of Section 22(b), if the breach is curable by the breaching Party and the breaching Party fails to cure the breach within 30 days following its receipt of written notice of the breach from the non-breaching Party. If the breach is not curable by the breaching Party, the non-breaching Party may immediately terminate this Agreement following the non-breaching Party’s delivery of notice to the breaching Party.

(ii) Seller’s Right to Terminate upon a KCD Change in Control.

(A) Subject to the following sentences of this Section 2(c)(ii)(A), if a KCD Change in Control occurs during the Initial Term Seller may, by written notice delivered to Buyer on or before the 60th day following the effectiveness of the KCD Change in Control, terminate this Agreement. The termination will take effect on the date that is the first anniversary (the “Section 2(c)(ii)(A) End Date”) of the date that Seller delivered the written notice to Buyer in accordance with the preceding sentence. If the Section 2(c)(ii)(A) End Date is a date that is later than December 31, 2020, the Initial Term will be extended for all purposes of this Agreement to include the period ending on the Section 2(c)(ii)(A) End Date unless Buyer notifies Seller in writing on or before the 15th day following Buyer’s receipt of the notice referred to in the first sentence of this Section 2(c)(ii)(A) that the extension will not occur.

(B) Subject to the following sentence of this Section 2(c)(ii)(B), if a KCD Change in Control occurs during the Renewal Period Seller may, by written notice delivered to Buyer on or before the 60th day following the effectiveness of the KCD Change in Control, terminate this Agreement. The termination will take effect on the date that is the earlier of (1) the end of the Renewal Period and (2) the first anniversary of the date that Seller delivered the written notice to Buyer in accordance with the preceding sentence.

(C) Upon Seller’s exercise of its right to terminate this Agreement in accordance with Section 2(c)(ii)(A) or Section 2(c)(ii)(B) Buyer’s right to extend the Term of this Agreement in accordance with Section 2(b) will immediately terminate.

(iii) Seller’s Rights to Immediate Termination. Seller may terminate this Agreement effective immediately upon written notice to Buyer in the event that (A) Buyer purports to assign any of its rights or delegate any of its obligations under this Agreement in contravention of Section 22(b), (B) Buyer is unable to pay its debts as they mature or enters into a voluntary suspension of payments or voluntary or involuntary bankruptcy, makes an assignment for the benefit of creditors, has a receiver or trustee appointed for it or for any of its property, or adopts a resolution for winding-up, (C) a SHO Stockholding Change occurs, or (D) Buyer fails to comply with Section 12(a)(iii)(F) (New Name Request).

(iv) Termination in Response to Termination of Another Agreement. Seller or Buyer may terminate this Agreement (whichever Party is entitled to terminate, the “Terminating Party”) effective immediately upon 30-days’ advance written notice to the other Party if (A) the Terminating Party or any of its Affiliates terminates the Separation Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the Separation Agreement, (B) the Terminating Party or any of its Affiliates terminates the Services Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the Services Agreement, (C) the Terminating Party or any of its Affiliates terminates a License Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the License Agreement, or (D)

the Terminating Party or any of its Affiliates terminates the SYW Agreement in accordance with its terms as a result of a material breach of, or a material default by, the other Party or its Affiliates of their obligations in the SYW Agreement. “License Agreement” means each of the following, each dated August 8, 2012: the Store License Agreement between SAHS and SRC; the Store License Agreement between Outlet Co. and SRC; the Store License Agreement between Sears Home Appliance Showrooms, LLC and SRC; and the Trademark License Agreement between SHO and SRC. “Services Agreement” means the Services Agreement dated August 8, 2012 between SHMC and SHO, as amended. “SYW Agreement” means the Shop Your Way Rewards Retail Establishment Agreement dated August 8, 2012 between SHMC and SHO.

(v) Cross Default. A Party’s breach of the Services Agreement constitutes a breach by the breaching Party of this Agreement (which breach may only be cured, if at all, in accordance with the express provisions of the Services Agreement). The non-breaching Party’s remedies under this Section 2(c)(v) are in addition to and not in lieu of any and all other legal and equitable remedies available to the non-breaching Party under this Agreement and under the Services Agreement.

(d) Seller’s Right to Terminate Its Section 3 Obligations. Seller may not exercise its rights in this Section 2(d) if Seller or any of its Affiliates has failed to comply with any of its material obligations in this Agreement and the failure is continuing.

(i) Subject to the following sentences of this Section 2(d)(i), if a KCD Mark Acquisition occurs during the Initial Term Seller may, by written notice delivered to Buyer on or before the 60th day following the effectiveness of the KCD Mark Acquisition, terminate Seller’s obligations in Section 3 to sell all KCD-Branded Products that are branded with a KCD Mark that is the subject of the KCD Mark Acquisition. The termination will take effect on the date that is the first anniversary (the “Section 2(d)(i) End Date”) of the date that Seller delivered the written notice to Buyer in accordance with the preceding sentence. If the Section 2(d)(i) End Date is a date that is later than December 31, 2020, the Initial Term will be extended for all purposes of this Agreement to include the period ending on the Section 2(d)(i) End Date unless Buyer notifies Seller in writing on or before the 15th day following Buyer’s receipt of the notice referred to in the first sentence of this Section 2(d)(i) that the extension will not occur.

(ii) Subject to the following sentence of this Section 2(d)(ii), if a KCD Mark Acquisition occurs during the Renewal Period, Seller may, by written notice delivered to Buyer on or before the 60th day following the effectiveness of the KCD Mark Acquisition, terminate Seller’s obligations in Section 3 to sell all KCD-Branded Products that are branded with a KCD Mark that is the subject of the KCD Mark Acquisition. The termination will take effect on the date that is the earlier of (A) the end of the Renewal Period and (B) the first anniversary of the date that Seller delivered the written notice to Buyer in accordance with the preceding sentence.

(iii) When a termination in accordance with this Section 2(d) takes effect Buyer’s renewal rights in Section 2(b) will immediately terminate with respect to all KCD-Branded Products that are branded with the KCD Mark or KCD Marks that are the subject of the KCD Mark Acquisition.

(e) Seller’s Termination Rights on Appendix 5(a). Seller has termination rights that are specified on Appendix 5(a).

(f) Seller’s Termination of an Individual Market. If Seller or its Affiliates decides to initiate a Market Exit, Seller may, upon 60-days’ advance written notice delivered to Buyer, terminate Seller’s obligations in this Agreement with regard to the Geographic Market specified in the written notice. A Market Exit does not prohibit Buyer from transporting Products to and selling Products, including Products bearing a Seller Mark, within the affected Geographic Market; subject to SHO’s obligation to comply with all Applicable Laws. For purposes of this Agreement, a “Market Exit” means that Seller and its Affiliates close all physical stores operated by Seller or its Affiliates in such Geographic Market (but expressly excluding online sales) and close all of Seller’s and its Affiliates warehousing, distribution, logistics, and other support activities for its and its Affiliates’ physical stores in the Geographic Market. A “Geographic Market” means a state, territory or other similarly sized region (e.g., Rhode Island, Puerto Rico or Guam). In the event of a Market Exit, Buyer may request that Seller continue to perform some or all of its obligations under this Agreement; Seller has no obligation to agree to such request, and may condition its acceptance on new or modified terms and conditions (including changes in pricing); any such agreement must be documented in writing and signed by both Parties (after receipt of necessary internal approvals), to be effective.

(g) Buyer’s Transition and Sell-Off Rights. Subject to the next sentence, upon termination of this Agreement for any reason or upon expiration of this Agreement Seller will provide Buyer with all reasonable transition services (“Transition Assistance”) for a period beginning on the date of termination or expiration and ending on or before the 180th day after thereafter (the “Transition Period”). This Section 2(g) is not applicable if a termination of this Agreement occurs in accordance with Section 2(c)(i), Section 2(c)(ii), Section 2(c)(iii), or Section 2(d). The Transition Assistance will include enabling Buyer to transition from the Products to the products of another provider and will include Seller’s continued sale of Products, and continued provision of services that are necessary to implement the continued sale of Products (including all services to be provided by Seller that are described on Appendix 6), to Buyer in accordance with the terms and conditions of this Agreement to the extent necessary for an orderly transition. During the Transition Period (i) the HTS Invoice Prices, the Outlet Invoice Prices, and Royalties will be the HTS Invoice Prices, the Outlet Invoice Prices, and the Royalties, respectively, in effect immediately prior to the termination or expiration of this Agreement and (ii) the prices for services provided by Seller to Buyer in accordance with this Agreement will be the prices for the services in effect immediately prior to the termination or expiration of this Agreement. For all other Transition Assistance, Seller will not charge Buyer fees that exceed Seller’s then-standard rates (taking into account the average discount Seller provides to comparable wholesale or licensee customers). During the Transition Period Seller and Buyer will perform all of the terms and conditions of this Agreement to be performed and observed by each of them as if this Agreement were in full force and effect during the Transition Period. During the Transition Period and thereafter Buyer will use commercially reasonable efforts to sell off all of the Products in Buyer’s inventory in accordance with the terms of this Agreement.

3. HTS PRODUCTS.

(a) Seller’s Obligation to Sell. Subject to the other sentences of this Section 3(a), subject to Sections 2(c), 2(d), and 2(e), and in accordance with Section 6, Buyer may purchase from Seller, and Seller will sell to Buyer, all of the products that Seller from time to time purchases from Vendors that are included in the product categories listed on Appendix 3(a) (the product categories together the “HTS Product Categories” and the products together the “HTS Products”) other than Customer-Specific Products and Non-Retail Products. Buyer acknowledges that Seller’s obligations to sell the HTS Products to Buyer in accordance with this Agreement is subject to Seller’s Vendors agreeing to sell the HTS Products to Seller for resale to Buyer on commercially reasonable terms and conditions, over which Seller may have little or no control. Subject to Section 3(b), Seller will take commercially reasonable actions necessary to acquire HTS Products for sale to Buyer at the best prices to Seller or its Affiliates available from Vendors. Seller will (i) not refuse or otherwise cease to sell to Buyer any HTS Product that is available for purchase on commercially reasonable terms from a Vendor except on 12-months’ prior written notice to Buyer, and (ii) promptly notify Buyer if a Vendor discontinues an HTS Product.

(i) “Customer-Specific Product” is a product that Seller sells to a customer that is a reseller (other than Buyer and Seller’s Retail Businesses) and the product includes branding, trade dress, or significant features that are unique to the customer.

(ii) “Non-Retail Product” is a product that Seller does not sell to end-user consumers.

(iii) “Seller’s Retail Businesses” means all retail businesses operated by Seller and its Affiliates including Sears stores and Kmart stores and including Sears.com, Kmart.com, and all other retail businesses operated by Digital Methods.

(b) Invoice Prices for HTS Products. The invoice prices for the HTS Products that Seller will sell to Buyer are described on Appendix 3(b) (the “HTS Invoice Prices”). The HTS Invoice Price of each HTS Product will include (and will not be charged additionally to Buyer) all costs of manufacturing and delivering the Products to the FOB Point, including (i) all duties and taxes (including excise and withholding taxes) payable in any country where production or delivery takes place, (ii) all commissions to selling agents, and (iii) other incidental charges. Seller’s invoices will itemize for Buyer each 3(b) Amount described on Appendix 3(b) to the extent Seller’s systems permits itemization. If a value-added tax is imposed in the Territory that is applicable to Seller’s sale of HTS Products to Buyer then Seller and Buyer will negotiate in Good Faith an amendment to this Agreement, the terms of which would adjust the HTS Invoice Prices or make other changes to this Agreement (to make Seller whole on the Sale of HTS Products to Buyer and its Affiliates) given the imposition of the tax. For clarity, the parties note that, Seller is, where required by applicable law, entitled to charge Buyer under this Agreement for all value-added and sales taxes. For clarity, the parties note the term “HTS Invoice Price” in the Agreement includes amounts that were previously included in Seller’s invoice costs for HTS Products but which amounts Seller agrees with the vendor of the HTS Products to pay separately to the vendor (“Added Costs”). Buyer shall pay its share of all Added Costs; regardless of when they are incurred. Seller has provided, and shall provide, Buyer prompt notice of all Added Costs and changes to Added Costs after they are agreed to by Seller and its vendors, after which notice Buyer may as soon as reasonably practicable revise its forecasts for HTS Products for which Seller has not yet entered a purchase order into its purchase order system and that are affected by the noticed Added Costs or changes thereto.

(c) Vendor Charges. With respect to HTS Products sold to Buyer in accordance with this Agreement, Seller may charge back to Buyer all price adjustments, charges, and penalties that Seller is obligated to pay to its Vendors that occur to the extent due to the direct result of Buyer’s act or omission, including failure to comply with Vendor policies.

(d) Retail Pricing. Buyer will determine advertised prices, promotional prices, and retail prices for all HTS Products in Buyer’s sole discretion. Any agreement or understanding to the contrary is unauthorized, in conflict with Buyer’s and Seller’s policies, and a violation of the terms and conditions of this Agreement. Buyer is aware that Seller’s Vendors from time to time adopt minimum advertised price policies (“MAP”) and unilateral pricing policies (“UPP”) that may apply to Seller and its sale of HTS Products to Buyer in accordance with the terms and conditions of this Agreement. Buyer is also aware that the failure to comply with a Vendor’s MAP or UPP could result in the Vendor’s imposition of financial penalties on Seller and the Vendor’s refusal to sell one or more HTS Products to Seller, which ultimately could result in Seller’s inability to sell one or more HTS Products to Buyer in accordance with the terms and conditions of this Agreement. Buyer is also aware that Seller could seek to implement its own MAP and UPP with respect to HTS Products.

(e) HTS Product Quality, Availability, and Packaging. Subject to Section 3(a), all HTS Products that are sold by Seller or its Affiliates to other customers (including Seller’s Retail Businesses) will be identical in all respects, to the HTS Products sold by Seller or its Affiliates to Buyer except for required changes to packaging and labeling that are required by Applicable Law or for which Buyer bears the entire cost. Seller will use commercially reasonable efforts to include in HTS Products available to Buyer all new products and product innovations that Seller purchases from Vendors so that Buyer will have the opportunity to offer HTS Products that are as compelling to Buyer’s end-user consumers as Seller’s comparable product offerings in its full line stores. Seller will obtain Buyer’s prior written approval for all initial KCD-Unique Product packaging specifications and graphic designs and for all changes to them.

(f) Location-Specific Products. Buyer may sell each Location-Specific Product only in accordance with Seller’s requirements as to where the Location-Specific Product may be sold. A “Location-Specific Product” is an HTS Product, other than a Customer-Specific Product and a Non-Retail Product, that Seller sells to resellers (including Seller’s Retail Businesses) and as to which Seller requires all of the resellers to resell only at “bricks and mortar” physical locations or by Digital Methods.

(g) Buyer-Unique Products.

Subject to Sections 2(c), 2(d), and 2(e), and in accordance with Section 6, Buyer may purchase from Seller, and Seller will sell to Buyer, Buyer-Unique Products (subject to the terms, conditions and exceptions set forth below). Buyer acknowledges that Seller’s obligations to sell Buyer-Unique Products to Buyer in accordance with this Agreement is subject to vendors agreeing to sell the Buyer-Unique Products to Seller for resale by Buyer on commercially reasonable terms and conditions, over which Seller may have little or no control. Subject to the provisions of this Section 3(g) and Sections 3(b) and 3(h), Seller will take commercially reasonable actions necessary to acquire Buyer-Unique Products for sale to Buyer at the best prices to Seller or its Affiliates available from vendors; provided that Seller is not obligated to acquire any products which: (x) would harm Seller’s relationship with another Seller vendor,(y) would impose unique risks or obligations on Seller (e.g., products not covered by Seller which have unique storage, shipping, or compliance requirements). Subject to the foregoing sentence, Seller will (x) not refuse to sell to Buyer any Buyer-Unique Product that is available for purchase on commercially reasonable terms from a Vendor, and (y) promptly notify Buyer if a Vendor discontinues a Buyer-Unique Product. During Seller’s 2016 fiscal year, Seller has agreed to hold up to $13 million of Buyer-Unique Products inventory based upon a forecast of needs that Buyer has provided. On or before September 30th of each year during the Term, Buyer may request in writing that Seller sell Buyer-Unique Products up to a specified dollar amount during Seller’s next fiscal year. Seller will consider such request in Good Faith, and Seller will establish a limit on the amount of Buyer-Unique Products it is willing to buy for Buyer based upon its own inventory needs, finances and other relevant factors. The amounts established under the immediately preceding two sentences will be used in establishing the BUP Cap for each Contract Year pursuant to Appendix 6 (Inventory Management Policies and Processes).

(i) “Buyer-Unique Products” are new in-box products in the HTS Product Categories that Buyer seeks to purchase from Seller and that Seller sells to Buyer but are not offered for sale contemporaneously by Seller at Seller’s FLS Stores. Buyer-Unique Products include vendor branded products (the “Vendor-Unique Products”) and KCD-Unique Products (as defined below). Buyer-Unique Products includes all Vendor-Unique Products which Seller is selling to Buyer on the Effective Date. Seller may, at any time, elect to begin selling any or all Buyer-Unique Product(s) at Seller’s FLS Stores or on Sears.com and Buyer shall not object to, or take any action to prevent, Seller from selling Buyer-Unique Products at Seller’s FLS Stores. If Seller intends to begin selling Buyer-Unique Products at Seller’s FLS Stores (vs Sears.com), Seller shall forecast its needs to its Vendors and Seller will not floor Buyer-Unique Products until Seller has sufficient supply so as to not interfere with Buyer’s reasonably anticipated needs (based on Buyer’s forecasts and sales). Once Seller begins selling Buyer-Unique Products either in store or online, then such Products shall become HTS Products. If Seller stops selling an HTS Product at its FLS Stores, such Product shall become a Buyer-Unique Product if: (A) Buyer indicates it wishes to continue to sell such Product, (B) Seller is able to continue to purchase such Product on commercially reasonable terms, and (C) in the case of a Products branded with a KCD Mark, SBMC (as defined below) authorizes the sale of such product to Buyer as set described in Section 3(g)(ii). Buyer may request that Seller add additional Buyer-Unique Products from time to time and Seller will not unreasonably withhold or delay its approval of such items. Grounds for Seller denying such a request include issues such as: (x) Seller would not be fully reimbursed for its costs associated with such Product under this Agreement, (y) the new Buyer-Unique Product is outside of the specifications of Products handled at that time by Seller’s supply chain organization (e.g., too big, too fragile), and (z) environmental or other regulatory concerns.

(ii) Seller shall use commercially reasonable efforts to purchase Vendor-Unique Products for resale to Buyer until such time as Buyer has established its own PO System (as defined in the Services Agreement). Upon completion of Buyer’s PO System, Buyer shall purchase all Vendor-Unique Products as Buyer-Direct Merchandise.

(iii) “KCD-Unique Products” are new in-box products in the HTS Product Categories branded with a KCD Mark that Seller is not presently buying and that Seller’s Affiliate, Sears Brands Management Corporation (“SBMC”), agrees in advance and in writing, that Seller may sell to Buyer. SBMC has no obligation to agree to sell any KCD-Unique Products to Seller and may decline to do so in its sole and absolute discretion. KCD-Unique Products are Buyer-Unique Products under this Agreement for all purposes.

(iv) Buyer-Unique Products are HTS Products under this Agreement for all purposes and will be priced as if they were HTS Products under Section 3(b). The sale by Seller of a Buyer-Unique Product through Seller’s Digital Methods does not result in that Product converting into an HTS Product and does not relieve Buyer of its obligations to purchase any Buyer-Unique Products consistent with its forecasting obligations detailed in Appendices 1 and 6.

(v) Beginning on the first day of the third Contract Year, the HTS Invoice Price for purchases by Buyer of Vendor-Unique Products will be subject to an additional charge of 5.0% of Core Cost.

(h) Buyer-Direct Merchandise. As more fully described in the Services Agreement, Seller will facilitate Buyer’s purchase of “Buyer-Direct Merchandise” (defined in the Services Agreement), including EMP purchase orders (as more fully described in the Services Agreement) and products covered by Buyer purchase orders issued through Seller’s systems to Vendors for the direct shipment of those products to Buyer’s facilities or customers (as more fully described in the Services Agreement). For the avoidance of doubt, Seller’s or its Affiliates’ obligations with respect to Buyer-Direct Merchandise are described fully in the Services Agreement and are referenced in this Agreement for context only. No rights or obligations with respect to Buyer-Direct Merchandise are created by this Agreement. Buyer-Direct Merchandise is not a Product for purposes of this Agreement. Seller will be entitled to invoice Buyer for all Buyer-Direct Merchandise under the Merchandise Agreement in the week after delivery to Buyer, its Affiliates and/or a SHO Authorized Seller (as that term is defined in the Services Agreement), as applicable.

4. OUTLET PRODUCTS.

(a) Section 4 Definitions

(i) “DRM” means all distressed and refurbished merchandise that from time to time comes into the possession of Seller or one or more of its Affiliates (including Home Appliance merchandise at Seller’s Sears Delivery Operations (“SDO”) and that is included in a DRM Merchandise Category.

(ii) “DRM Merchandise Category” means each of the consumer electronics, furniture, home appliances, lawn and garden, mattresses, sporting goods, and tools Product categories.

(iii) “MOS” means marked-out-of stock merchandise described on Appendix 4(c) regardless of brand that from time to time comes into the possession of Seller or one or more of its Affiliates.

(iv) “Right of First Offer” means the obligation of Seller to negotiate in Good Faith with Buyer for 20 business days from Buyer’s written request regarding the price and other material terms and conditions on which Seller would be willing to sell DRM or MOS to Buyer.

(v) “Additional LG DRM Product” means lawn and garden products which has been returned to Seller and which are located at its customer return centers. Additional LG DRM Product has historically not been sold to Buyer and do not constitute DRM for purposes of this Agreement.

(vi) “Additional Outlet Products” means Major Home Appliances located in the 48 contiguous States of the United States that Seller has placed in Clearance Status and that Seller elects to sell to Buyer and Buyer elects to purchase (as provided for in Section 4(i)(A) (Sale of Additional Outlet Product) below). Additional Outlet Products do not include Major Home Appliances that are not owned by Seller or its Affiliates, or that Seller or its Affiliates have leased or rented to consumers.

(vii) “Major Home Appliances” means clothes washers, clothes dryers, dishwashers, ranges, ovens, cooktops, micro-hood combinations, refrigerators and freezers and other home appliances considered to be a “Major Home Appliance” by American Home Appliance Manufacturers Association.

(viii) “Clearance Status” means those products for which Seller’s personnel have either: (I) placed the unit in either “D” (discontinued), “F” (final), “X” (clearance) status or (II) placed such unit on the “991 table”.

(b) DRM. Subject to Section 6, during the Initial Term Seller will sell, and Buyer will purchase, all DRM at the prices listed on Appendix 4(b). Merchandise that is deemed to be DRM for purposes of this Agreement will be determined consistent with the mutual understandings of Seller and Buyer in effect immediately prior to the Effective Date. For DRM at Seller’s SDOs, Seller will, at Buyer’s sole cost and expense, deliver such Products to Buyer’s nearest facility on a weekly basis.

(c) MOS. Subject to Section 6, during the Initial Term Seller will sell, and Buyer will purchase, all MOS at the prices listed on Appendix 4(c). Merchandise that is deemed to be MOS for purposes of this Agreement will be determined consistent with the mutual understandings of Seller and Buyer in effect immediately prior to the Effective Date.

(d) Land’s End. Subject to the next sentence, Seller’s obligations to sell, and Buyer’s obligations to purchase, MOS in the Land’s End category terminates on April 11, 2018. If at any time thereafter Seller acquires from Land’s End MOS in the Land’s End category, and Buyer chooses to liquidate such goods (rather than selling them in its stores), Seller will give Buyer 30 days to match any bona fide third party offer it receives for the purchase of such goods.

(e) Right of First Offer for Additional Categories. Buyer will have a continuing Right of First Offer to purchase all of Seller’s (i) discontinued and obsolete products, (ii) overstock products and home goods and furniture that were new and still in original packaging, (iii) distressed, refurbished, discontinued, and obsolete home goods and furniture, and (iv) marked-out-of-stock footwear, except that Buyer’s rights in this Section 4(e) do not apply to Non-Retail Products.

(f) Seller’s Compliance with Rights of First Offer; Termination. Seller may comply with its obligations with respect to each Right of First Offer provided in this Section 3(g) by notifying Buyer once during each calendar quarter as to the DRM or MOS, as the case may be, that is subject to the Right of First Offer. If with respect to a Right of First Offer Buyer fails during any 12-month period to engage in Good Faith negotiations for 50% or more of Seller’s notifications in the preceding sentence for the Right of First Offer, Seller’s obligations, and Buyer’s rights, with respect to the Right of First Offer will terminate.

(g) Retail Pricing. Buyer will determine advertised prices, promotional prices, and retail prices for DRM, MOS, and all other Products acquired from Seller in accordance with this Section 3(g) (together, “Outlet Products”) in Buyer’s sole discretion. Any agreement or understanding to the contrary is unauthorized, in conflict with Buyer’s and Seller’s policies, and a violation of the terms and conditions of this Agreement.

(h) Invoice Prices for Outlet Products. The invoice prices for the Outlet Products that Seller will sell to Buyer in accordance with this Section 3(g) (the “Outlet Invoice Prices”) will include (and will not be charged additionally to Buyer) all costs of manufacturing and delivering the Outlet Products to the FOB Point, including (i) all duties and taxes (including excise and withholding taxes) payable in any country where production or delivery takes place, (ii) all commissions to selling agents, and (iii) other incidental charges. If a value-added tax is imposed in the Territory that is applicable to Seller’s sale of Outlet Products to Buyer then Seller and Buyer will negotiate in Good Faith an amendment to this Agreement, the terms of which would adjust the Outlet Invoice Prices or make other changes to this Agreement (to make Seller whole on the Sale of Outlet Products to Buyer and its Affiliates) given the imposition of the tax. For clarity, the parties note that, Seller is, where required by applicable law, entitled to charge Buyer under this Agreement for all value-added and sales taxes.

(i) Non-Saleable DRM Products. The Parties acknowledge that a certain amount of the DRM sent to Buyer by Seller from time to time may be “Non-Saleable DRM Products”. “Non-Saleable DRM Products” are DRM that in accordance with the Non-Saleable DRM Products Criteria provided in Appendix 4(g)(1) are non-saleable. The “Non-Saleable Outlet Products Process” means the processes, procedures, and related accounting practices reflected on Appendix 4(g)(2). In addition to the credits for Non-Saleable DRM Products which Buyer is entitled to under Appendix 4(g)(2); Buyer will be separately entitled to a credit (the “Non-Repairable Credit”) for KCD-Branded Products which Seller’s Affiliate declines to repair because they are either not repairable or too costly to repair under Appendix 1.01-C (Product Services) to the Services Agreement; unless (i) Buyer claimed such DRM product was “Non-Saleable” under this Section 4(i); (ii) the repair of such DRM KCD-Branded Product would not have been covered under the Seller Warranty (had a consumer being seeking repair of such product) (e.g., the products damage was due to mistreatment; not due to defective part), or (iii) Buyer fails to submit such DRM product for repair (through the use of Seller’s Affiliate’s online tool) within 30 days of Seller’s delivery of such DRM Product to Buyer. The Non-Repairable Credit shall equal: (A) from the Effective Date through April 29, 2017—twenty-five percent (25%), and (B) from April 30, 2017 through the Term—fifty percent (50%); in each case of the Outlet Invoice Price actually paid by Buyer to Seller.

(j) Delivery of Outlet Products. Buyer agrees to timely take delivery of/pick-up all MOS. Buyer will pay a $10 charge, per month for any pallet of MOS, which Buyer does not take delivery of/pick-up within 60 days of Seller notifying Buyer that it is available.

(k) Outlet Product Restrictions. Buyer acknowledges that Seller’s obligations to sell the Outlet Products to Buyer in accordance with this Agreement may be subject to Seller’s Vendors agreeing to permit Seller to sell the Outlet Products to Buyer for resale in accordance with this Section 3(g), over which Seller may have little or no control. Seller will take commercially reasonable actions necessary to be able to sell the Outlet Products to Buyer in accordance with this Section 3(g). If Seller has entered into an agreement with a Vendor in effect immediately prior to the Effective Date and the agreement requires Seller to return Outlet Products to the Vendor (a “Return-Requirement Agreement”), or a Return-Requirement Agreement is extended or renewed on or after the Effective Date on substantially the same terms and conditions as its predecessor agreement, the provisions of the extended or renewed agreement will prevail over the provisions of this Section 4(k). Subject to the next sentence, if on or after the Effective Date Seller in Good Faith enters into an agreement with a Vendor that would require Seller to return an Outlet Product to the Vendor and the price that the Vendor of the Outlet Product would be obligated to pay to Seller would be greater than the Outlet Invoice Price that Buyer would be obligated to pay to Seller for the Outlet Product (the “Vendor’s RTV Payment”), Seller may return the Outlet Product to the Vendor (in exchange for the Vendor’s RTV Payment) rather than selling the Outlet Product to Seller in accordance with Section 3(g)(b). Seller will not give the Vendor a financial or other benefit (including agreeing to pay the Vendor a higher purchase price for Seller’s purchase of the Outlet Product from the Vendor), or give the Vendor Seller’s commitment or obligation, directly or indirectly in exchange for, or as an inducement to the Vendor to pay, the Vendor’s RTV Payment.

(l) Sale of Additional Outlet Products.

(i) AOP Notice. Seller may elect, in its sole discretion, to notify Buyer in writing (via an email to Marty.Burks@shos.com), of Additional Outlet Product (and their location) that Seller would like to sell to Buyer. Buyer will then have 2 business days to notify Seller in writing (via an email to Steven.Stafford@searshc.com) of whether or not Buyer accepts, in Buyer’s sole discretion, Seller’s offer to sell any or all of the offered Additional Outlet Products (each Buyer notification an “AOP Notice”).

(ii) Outlet Invoice Prices. For all Additional Outlet Products that are new in-box, the Outlet Invoice Price will equal 23% off Seller’s Core Cost for such Additional Outlet Product,. For all other Additional Outlet Products, the Outlet Invoice Price will equal 42% off Seller’s Core Cost for such Additional Outlet Product. Buyer will pay the Outlet Seller Warranty Charge on each Additional Outlet Product subject to a Seller Warranty.

(iii) Delivery, F.O.B. Point and Risk of Loss.

(A) Products Not at a DC. For Additional Outlet Products not located at a Seller distribution facility: (1) within two days of receiving an AOP Notice accepting Seller’s offer, Seller will segregate each such Product listed in such notice, and (2) after receiving such notice, Buyer must promptly schedule with Seller’s representative pick-up of such Product during the normal operating hours of Seller’s facility. Seller will attach corner posts and shrink each such Additional Outlet Product that is out of box. Buyer will be solely responsible for promptly picking-up each such product from Seller’s facility; at Buyer’s sole cost and expense. Risk of loss for such products will transfer to Buyer upon the earlier of: (x) Buyer’s pick-up, and (y) ten days after the AOP notice accepting Seller’s offer.

(B) Products at a DC. Additional Outlet Products located at a Seller distribution facility will be shipped by Seller to Buyer in the same manner as other Outlet Products. Buyer will be solely responsible for all shipping costs. Risk of loss for such Product will transfer upon shipment.

(iv) Co-Ordination with Services Agreement. If a unit of Additional Outlet Product is sold on SearsOutlet.com prior to receipt of an AOP Notice pursuant to Appendix 1.01-D (eCommerce Services) to the Services Agreement (the “eCommerce Appendix”), then the eCommerce Appendix will control over this Agreement for such unit.

(m) Sale of Additional LG DRM Product.

(i) Notice of Additional LG DRM Product. Seller may elect, in its sole discretion, to notify Buyer, of Additional LG DRM Product (and their location) that Seller would like to sell to Buyer. Buyer will then have 2 business days to notify Seller in writing whether or not Buyer accepts, in Buyer’s sole discretion, Seller’s offer to sell any or all of the offered Additional LG DRM Product (each Buyer notification an “ALG Notice”).

(ii) Additional LG DRM Product Invoice Prices. For all Additional LG DRM Product, the Invoice Price will be specified by Seller as a percentage off Seller’s DOS Cost in Seller’s ALG Notice for such Additional LG DRM Product. In addition, Buyer will pay the Sort Charge set forth in Appendix 4(m) based upon the level of service performed by Seller’s affiliates prior to sale to Buyer. Buyer will also pay the Outlet Seller Warranty Charge on each Additional LG DRM Product subject to a Seller Warranty.

(iii) Outlet Invoice Prices. For all Additional Outlet Products that are new in-box, the Outlet Invoice Price will equal 23% off Seller’s Core Cost for such Additional Outlet Product,. For all other Additional Outlet Products, the Outlet Invoice Price will equal 42% off Seller’s Core Cost for such Additional Outlet Product. Buyer will pay the Outlet Seller Warranty Charge on each Additional Outlet Product subject to a Seller Warranty.

(iv) Delivery, F.O.B. Point and Risk of Loss. For Additional LG DRM Products: (1) within two days of receiving an ALG Notice accepting Seller’s offer, Seller will segregate each such Product listed in such notice, and (2) after receiving such notice, arrange to deliver the Product to Buyer at Buyer’s sole cost and expense. Risk of loss for such products will transfer to Buyer upon shipment (and Seller will assist Buyer will filing any claims against the carrier). ALL ADDITIONAL LG DRM PRODUCTS WILL BE SOLD TO BUYER AS-IS, WHERE-IS, WITH NO RETURN RIGHTS. Notwithstanding the foregoing, Buyer may include Seller’s standard warranty for KCD-Branded Products provided that Buyer pays the Outlet Seller Warranty Charge for such Product.

5. ROYALTIES.

(a) Quarterly Royalty Reports; Royalties Payable. Within 15 days following the end of each of Buyer’s fiscal quarters during the Term and during any sell-off period in accordance with Section 2(g), Buyer will submit to Seller a true and correct report for the fiscal quarter of Gross Sales, Net Sales, and Royalties for each KCD-Branded Product sold by Buyer to a customer during the fiscal quarter (each a “Royalty Report”). “Gross Sales” means the total amount of specified merchandise sold, other than among a Party and its Affiliates, without deduction of any kind (including deductions for separately invoiced freight and insurance, bad debts, and uncollectible accounts). “Net Sales” means Gross Sales less all returns of the specified merchandise and all adjustments to resolve customer complaints and without any other deduction (including deductions for cash discounts, freight discounts, advertising discounts, and uncollectable amounts). “Royalties” for a Buyer fiscal quarter means the royalties payable by Buyer with respect to its Net Sales of each category of KCD-Branded Products at the Royalty Rates specified on Appendix 5(a), less the Kenmore Royalty Credit for the fiscal quarter determined as specified on Appendix 5(a) but subject to Section 5(d) and Section 5(e). Buyer will pay Royalties at the times specified in Section 7(b). Buyer will include with each Royalty Report a certificate from a Senior

Vice President of Buyer certifying, to the Senior Vice President’s best knowledge after due inquiry, (i) that the contents of the Royalty Report are true and correct in all material respects and (ii) whether during the fiscal quarter Buyer complied with Section 5(d) and Section 5(e).

(b) Commercial Sales. In addition to the limited license granted to SHO’s Affiliates under the License Agreements to sell Seller-Branded Products in SHO’s Affiliates retail stores, Seller grants SHO’s Affiliates in connection with their operation (in accordance with the various agreements between the Parties /or their Affiliates), of a stores using the “Store Names” (as defined in the Licensee Agreements) a personal, limited, non-transferable, and terminable right and license to use the licensed Store Names to sell HTS Products and Outlet Products to Commercial Customers subject to following conditions:

(i) Non-Sub-licensable. The license granted under this subsection (f) will be non-sub-licensable, except that SHO’s Affiliates may grant sub-licenses to dealers and franchises of stores using the Store Names in connection with the operation of such stores the same extent they are authorized to grant sub-licenses to the Store Names under the License Agreement;

(ii) Commission. In addition to all other amounts due Seller and its Affiliates, Buyer shall pay Seller a commission equal to one percent (1%) of all products Net Sales made by SHO, its Affiliates and SHO Authorized Sellers (the “CS Royalty”) to Commercial Customers. Within 15 days following the end of each of Buyer’s fiscal quarters during the Term and during any sell-off period in accordance with Section 2(g), Buyer will submit to Seller a true and correct report (the “CS Royalty Report”) for the fiscal quarter of Gross Sales, Net Sales, and CS Royalties for each sale to a Commercial Customer. Buyer will include with each CS Royalty Report a certificate from a Senior Vice President of Buyer certifying, to the Senior Vice President’s best knowledge after due inquiry that the contents of the CS Royalty Report are true and correct in all material respects.

“Commercial Customers” means purchasers who are not end users (e.g., contractors, home builders, multi-unit property owners); but does not include purchasers of multiple copies of the same SKU (even by contractors, home builders, etc.) that are sold in store operated by Buyer, its Affiliates and/or the SHO Authorized Sellers and picked up by the purchaser at such store (or picked up at such store by a third party arranged by the purchaser without assistance from Buyer, Affiliates or the SHO Authorized Sellers).

(iii) Existing Sears Commercial Customers. Buyer agrees that it, it’s Affiliates and the SHO Authorized Sellers and will not solicit or sell to “Existing Commercial Customers” of Seller and its Affiliates. “Existing Commercial Customers” is defined as a Commercial Customer who, at the applicable time, has made a purchase of products for a commercial project through Seller and its Affiliates in the immediately preceding twelve (12) months. In the event Buyer, its Affiliates, or a SHO Authorized Seller makes a sale to an Existing Commercial Customer, SHO will remit all net margin from the sale to Seller and discontinue further sales to and discussions with the Existing Commercial Customer for a period of 24 months.

(iv) Deliveries to Commercial Customers. All deliveries to Commercial Customers made by Buyer, its Affiliates and SHO Authorized Sellers must be made by Seller’s Affiliates pursuant to the Section entitled “Commercial Customer Deliveries” in Appendix 1.01-C (Supply Chain Services) to the Services Agreement; except for Products which are delivered to such stores and which are then delivered by a SHO Authorized Seller using its own self-delivery capabilities.

(c) Adjustments. If Buyer or Seller discovers any inconsistencies or mistakes in a Royalty Report or CS Royalty Report, Buyer will deliver an updated Royalty Report or CS Royalty Report, as applicable, within 30 days of such discovery rectifying the inconsistencies or mistakes and, if Royalties or CS Royalties have been under-reported, Buyer will, with delivery of the updated report, simultaneously tender the under-paid Royalties or CS Royalties, as applicable to Seller. If Buyer has over paid Royalties or CS Royalties, Buyer will identify the amount of the overpayment in its updated report and Seller will credit the amount of the overpayment against amounts due in subsequent payment periods after Seller has confirmed that a credit is due.

(d) Featuring Kenmore-Branded Product. Subject to the next sentence, to be eligible for the Kenmore Royalty Credit for a Buyer fiscal quarter Buyer will during the fiscal quarter (i) use commercially reasonable efforts to feature Products sold under the Kenmore Mark (“Kenmore-Branded Products”) in all pre-prints and free-standing inserts created by Buyer for the Sears Hometown Store, Sears Home Appliance Showroom, and Sears Hardware Store formats, and (ii) use commercially reasonable efforts to feature Kenmore-Branded Products on the cover of all preprints created by Buyer in the Sears Hometown Store and Sears Home Appliance Showroom formats. In no event during the Buyer fiscal quarter will Buyer feature Kenmore-Branded Products (x) in less than 95% of all pre-prints and free-standing inserts created by Buyer for the Sears Hometown Store, Sears Home Appliance Showroom, and Sears Hardware Store formats, (y) on the cover of less than 95% of all preprints created by Buyer for the Sears Hometown Store and Sears Home Appliance Showroom formats, and (z) on the cover of less than 50% of the preprints created by Buyer for the Sears Hardware Store formats.

(e) Minimum Commission. To be eligible for the Kenmore Royalty Credit for a Buyer fiscal quarter Buyer will during the fiscal quarter pay the Franchisees and the owners of the Sears Hometown Stores the Average Aggregate Minimum Commission Rate specified on Appendix 5(e) on sales of Kenmore-Branded Products.

(f) Record Retention; Audit Rights. Buyer will keep and preserve accurate records of each transaction relating to Buyer’s calculations of CS Royalties, Royalties, Kenmore Royalty Credit, Average Aggregate Minimum Commission and Buyer’s sales for the longer of (i) the minimum period required by Applicable Law, and (ii) two years following the applicable transaction. Upon Seller’s reasonable request Buyer will provide Seller with information that will enable Seller to confirm Buyer’s calculations of CS Royalties, Royalties, Kenmore Royalty Credit, Average Aggregate Minimum Commission and Buyer’s sales. Seller, with reasonable notice to Buyer, may during normal business hours conduct audits of the books and records of Buyer to confirm Buyer’s calculations of CS Royalties, Royalties, Kenmore Royalty Credit, Average Aggregate Minimum Commission and Buyer’s sales (each an “Audit”). Subject to the next sentence, Audits may occur no more than twice per calendar year and may be conducted by Seller’s employees, by Seller’s authorized agents, or by a combination of the two, in each case only if each person participating in an Audit agrees to treat all information with respect to the Audit as confidential in accordance with Section 13(b). If an Audit or other information demonstrates that Buyer under-reported a Royalty or over-reported a CS Royalties, Royalties, Kenmore Royalty Credit, Average Aggregate Minimum Commission or Buyer’s sales by more than 5% with respect to two or more Buyer fiscal months, or Buyer fiscal quarters, as the case may be, Seller has the right to conduct Audits on a quarterly basis until such time as Buyer has properly reported Buyer’s sales, CS Royalties, Royalties, and Average Aggregate Minimum Commission and Kenmore Royalty Credits for three consecutive Audits, after which time Seller’s rights in accordance with this Section 5(f) will revert to conducting Audits no more than twice per calendar year. Seller will pay for all Audits but if an Audit shows a 5% or greater discrepancy in the amount of the Buyer’s Sales, CS Royalties, Royalty, and Average Aggregate Minimum Commission or Kenmore Royalty Credit calculated by Buyer for a Buyer fiscal month or Buyer fiscal quarter, as the case may be, then Buyer will pay for that Audit and all subsequent Audits for a period of one year.

6. INVENTORY MANAGEMENT POLICES AND PROCESSES; DELIVERY TERMS. With respect to Seller’s obligations in Section 3(a) and Section 3(g), Buyer and Seller will comply with the Inventory Management Policies and Processes specified on Appendix 6 (the “Inventory Policies and Processes”). Seller will deliver all Products to the applicable FOB Point in accordance with the Inventory Policies and Processes. With respect to each Product, Seller will have title to, and risk of loss for, the Product until Seller delivers the Product to the FOB Point in accordance with this Section 6, at which time Seller’s title and risk of loss will terminate.

7. PAYMENT TERMS FOR INVOICE PRICES AND ROYALTIES.

(a) Invoice Prices for Products. Seller will invoice Buyer for Products sold to Buyer no earlier than the date the invoiced Products are delivered to the FOB Point. “FOB Point” means a Sears Hometown Store, a Sears Hardware Store, a Sears Outlet Store, including such a store operated by a Franchisee, the residence of a customer of any of these stores, or a distribution facility to which a Product is delivered in accordance with Buyer’s instructions. Not later than the Payment Due Date specified on Appendix 7(a), Buyer will pay for the undisputed portion of each invoice and notify Seller of any disputed amount and the reason for the dispute.

(b) Royalties. During the period that Buyer’s Stores use Seller’s point-of-sale system (the “POS”) to record all sales of Products, Buyer will pay to Seller the Royalty and CS Royalty due, as determined by the POS, for each of Buyer’s fiscal weeks not later than the Payment Due Date specified on Appendix 7(a). If Buyer’s Stores cease to use the POS, Buyer will pay to Seller the Royalty and CS Royalty due, as determined from the Royalty Reports and CS Royalty in accordance with Section 5, for each Buyer fiscal quarter not later than the Payment Due Date specified on Appendix 7(a).

8. SUBSIDIES AND MARKETING/MERCHANDISING SUPPORT.

(a) Vendor Subsidies.

(i) Subject to the provisions of this Section 8(a), Seller will pay to Buyer the Subsidy Pro Rata Share of each Vendor Subsidy that Seller collects (by actual payment or as a credit against a Seller obligation) with respect to the Product categories sold by Seller to Buyer except to the extent that Seller is prohibited by the terms of a Vendor contract from paying a Subsidy Pro Rata Share to Buyer and except to the extent that a Vendor refuses to pay to Seller a Vendor Subsidy with respect to Seller’s sales of Products to Buyer. Vendor Subsidies received for the following will not be allocated between Seller and Buyer on a Subsidy Pro Rata Share basis:

(A) “HotBuys/Door Buster” items will be allocated on an actual specific units sold basis;

(B) training events (such as Home Appliance Roadshow, SHO Celebration, Powerama) will be allocated to Buyer to the extent it is incurring the related expense;

(C) new store locations will be allocated to Buyer with respect to Buyer’s store locations for which the Vendor Subsidy is applicable and to Seller with respect to Seller’s store locations for which the Vendor Subsidy is applicable;

(D) Buyer-specific transition and Vendor-Unique Product merchandise subsidies will be allocated to Buyer only;

(E) Seller-specific transition merchandise subsidies will be allocated to Seller only;

(F) Buyer-specific fixture subsidies will be allocated to Buyer only;

(G) Seller-specific fixture subsidies will be allocated to Seller only,

(H) Defective and return subsidies based upon actual units returned will be allocated to Buyer and Seller on an actual cost-incurred basis; however, all defective/return credits which are paid on a percentage of cost basis will be allocated based upon the Subsidy Pro Rata Share; provided further, that for Products which Buyer stops returning to Seller SHO shall no longer be entitled to share in the liquidation proceeds for such products; nor in the defective and returned subsidy for such Products (unless the Vendor has expressly agreed to provide such subsidies on defective Products which Seller (or Buyer) are repairing and reselling);

(I) Subsidies collected by Sears de Puerto Rico directly (and not by SRC) will be allocated to Buyer and Seller based on balance of Product sales in Puerto Rico (excluding Buyer’s Outlet sales in Puerto Rico);

(J) Vendor-specified subsidies for the promotion of on-line sales on Seller’s and its Affiliates’ websites and mobile applications (e.g., Sears.com and Kmart.com) and subsidies for the placement of banner advertisements on such websites and applications, will be allocated to Seller only; and

(K) Vendor-specified subsidies for the promotion of on-line sales on the SHO Web Platforms, and subsidies for the placement of banner advertisements on such websites, will be allocated to Buyer only.

(ii) Seller will in Good Faith use commercially reasonable efforts to maximize the Vendor Subsidies and to obtain Vendors’ permission to share all Vendor Subsidies with Buyer in accordance with this Section 8(a).

(iii) Seller will calculate Subsidy Pro Rata Share on a fiscal monthly basis and pay the Subsidy Pro Rata Share to Buyer by the 15th day of the next fiscal month.

(iv) “Subsidy Pro Rata Share” of a Vendor Subsidy paid by the Vendor with respect to, or in connection with, a Product category means a fraction the numerator of which is Buyer’s total fiscal year-to-date sales in the Product category (excluding Buyer-Unique Products, Buyer-Direct Merchandise, and Outlet Products) and the denominator of which is the sum of (A) Buyer’s total fiscal year-to-date sales in the Product category (excluding Buyer-Unique Products, Buyer-Direct Merchandise, Outlet Products), and (B) SRC’s total fiscal year-to-date sales in the Product category. Seller’s sales figures for calculation of Subsidy Pro Rata Share will not include sales by Seller’s Kmart stores. If Seller begins selling a Buyer-Unique Product (the date that selling begins, the “Selling Date”), all of Buyer and Seller’s sales of such Product shall thereafter no long be considered sales of Buyer-Unique Products and any Vendor Subsidy collected by Seller or Buyer shall be considered Vendor Subsidy and shall be shared under this Section. Buyer shall provide to Seller Buyer’s sales figures to the extent necessary for Seller to calculate the applicable Subsidy Pro Rata Shares; Buyer shall mark such information as “Highly Confidential – Limited Distribution Internally” and Seller will use reasonable efforts to ensure that such information is only used for the purposes described herein.

(v) “Vendor Subsidy” means support or assistance payments from Vendors relating to merchandise sold or the Vendor-customer relationship and include (regardless as to how they are entitled) advertising and marketing allowances, brand-building subsidies, display subsidies, electronic efforts subsidies, fixed-percentage subsidies, fixture subsidies, markdown support, new-outlet subsidies, product-return assistance, quality-assurance subsidies, reset subsidies, signage subsidies, transition-support subsidies, volume incentive discounts, and similar Vendor support and assistance provided on products sold by SRC. Vendor Subsidy will not include Vendor support or any other amounts paid by Vendors on Products sold in Seller’s Kmart stores or on Kmart.com.

(vi) Upon written request of the other Party, a Party will promptly provide to the requesting Party, reasonable detail to support the Vendor Subsidies shared and not shared under this Agreement, including, online only subsidies, and the information used to calculate the Subsidy Pro-Rata Share paid, and to the extent permitted under the applicable agreement with the Vendor, copies of the underlying promotional agreements.

(b) Product Information Support. Seller agrees to provide to Buyer the following Product promotional and information support:

(i) Marketing and Promotional Materials. Seller will provide to Buyer a reasonable supply of customer literature and other marketing and promotional items for the Products, consistent with past practices and conditioned on the provision of marketing materials to Seller by its Vendors.

(ii) Electronic Efforts. Seller will support Buyer’s electronic marketing, distribution, logistic, accounting and sales efforts by providing to Buyer in electronic format (or other format reasonably requested by Buyer) such Product descriptions, text, high-resolution Product images (including supplemental feature shots), audio, video and other web content that Seller has prepared for its own use as Buyer reasonably requests from time to time for any website that is owned or controlled by Buyer (including any product specific site or Micro site) or any other Internet-based application relating to the Products. Seller and Buyer will negotiate in Good Faith the appropriate pro rata charges that Buyer would pay for these services.

(c) Other Support. Periodically during the Term, Buyer and Seller will negotiate to determine the level of Seller’s support required to successfully implement Product launches and other promotional initiatives as mutually agreed upon by the Parties to support the sale of the Products. Such support will be determined on a case by case basis in view of competitive conditions in the marketplace and will be documented through a promotional agreement, consistent with past practices and conditioned on the further support of Seller’s Vendors.

9. CUSTOMERS AND TRADE AREAS.

(a) General. Nothing in this Section 9 or elsewhere in this Agreement limits or restricts in any way whatsoever the unrestricted rights of each of Seller and its Affiliates to market or sell Products, other merchandise, or services by Digital Methods or the unrestricted rights of Buyer and its Affiliates to market or sell Products other than Seller-Branded Products, other merchandise, or services by Digital Methods. The rights of Buyer and its Affiliates to sell Seller-Branded Products by Digital Methods are subject to Section 12(a)(iii)(B).

(i) In this Section 9 all references to “stores,” “Stores,” and “Showrooms” refer only to “brick and mortar” physical locations and all references to “new” and “New” stores, Stores, or Showrooms refer to stores, Stores or Showrooms that first open for business on or after the October 11, 2012;

(ii) “FLS Stores” mean the Seller-owned or operated stores branded with the name ‘Sears’ or other name used by Seller for any or all of its stores but excluding stores branded with the name “Kmart” and successor names for Seller’s Kmart stores. “Sears Stores” means the FLS Stores and the Kmart locations set forth on Appendix 9(a)(ii) (Kmart Locations).

(b) Buyer.

(i) HTS Stores. Buyer and its Affiliates may continue to, and may authorize others to continue to, own, license, franchise, and otherwise operate at all times after the Effective Date the Sears Hometown Stores, Sears Home Appliance Showrooms, and Sears Hardware Stores owned, licensed, franchised, or otherwise operated on or before the Effective Date. Buyer and its Affiliates may open, own, license, franchise, and otherwise operate, and may authorize others (except Seller Competitors), to own, license, franchise, and otherwise operate, at all times after the Effective Date new Sears Hometown Stores, new Sears Home Appliance Showrooms, and new Sears Hardware Stores (“New HTS Stores”) without restriction, except that none of Buyer and its Affiliates will, directly or indirectly, open, own, license, franchise, or otherwise operate, or authorize others to operate, a New HTS Store or any other new store in any Metropolitan Statistical Area (as defined by the United States Office of Management and Budget) unless one of the following applies to the New HTS Store or the other new store:

(A) Intentionally Omitted.

(B) The New HTS Store or other new store (other than a No-EBITDA Store) is at least eight miles (using the most logical driving route) from all existing FLS Stores and the New HTS Store or other new store is at least two miles (using the most logical driving route) from the Kmart locations set forth on Appendix 9(a)(ii) (Kmart Locations);

(C) The New HTS Store or other new store (other than a No-EBITDA Stores) is between five miles and eight miles (using the most logical driving route) from all existing Sears Stores (each an “EBITDA Store”) and Buyer has requested (in advance of committing to such location), and received Seller’s prior written approval (which approval will not be unreasonably withheld or delayed). For each EBITDA Store, Buyer will pay Seller annually 30% of the new EBITDA Store’s annual EBITDA, if any, for the first five of Buyer’s fiscal years that the new EBITDA Store is open for business, or

(D) The New HTS Store or other new store distributes products primarily on a rent-to-own basis.

(ii) Sears Outlet Stores. Buyer and its Affiliates may continue to own and operate all Sears Outlet Stores owned and operated on the Effective Date without restriction. Buyer may open, own, and operate after the Effective Date new Sears Outlet Stores without restriction, except that on and after the Effective Date Buyer and its Affiliates will not sell and Buyer and its Affiliates will not authorize third parties (e.g., dealers, franchisees) to sell “New Products” at any Sears Outlet Store that is/was: (a) acquired by Buyer or its Affiliates, or their authorized third party sellers (e.g., dealers, franchisees) after October 31, 2013 or subject to a lease executed after October 31, 2013 (other than the renewal or extension of a lease if the lease was executed on or before October 31, 2013 and other than a lease or sublease by Buyer to a Buyer dealer or franchisee); and (b) within two miles (using the most logical driving route) of an operating Sears Store. “New Products” means home appliance products, patio products and Craftsman lawn and garden products that are, in each case, new and in box and are a current model (not obsolete); however a model designated in writing as discontinued by the manufacturer (or in the case of Kenmore, by SHMC or its Affiliates), shall not be a New Product.

(iii) New SHO Location Notice. Buyer will, within five (5) Business Days of the beginning of each month, notify Seller in writing of any new locations Buyer intends to open during the month. In addition, Buyer will notify Seller in writing (at least 5 days prior to signing a lease for such location) of any: (i) New HTS Store locations that are within 9 miles (using the most logical driving distance) of a Sears Store, and (ii) new Sears Outlet Store locations that are that are within 3 miles of a Sears Store (using the most logical driving distance). Seller has no objections to the operation of the following four Buyer Stores (collectively the “No-EBITDA Stores”): Austin, TX, Plano, TX, Los Angeles (Hawthorn)), CA, and Murray, UT stores (and Buyer will not be obligated to pay any of its EBITDA on these locations under this Section 9(b)(iii)). Seller also has no objections to the following 5 Stores: Westlake, OH, Overland Park, KS, Southfield, MI, Grand Prairie, TX and Louisville, KY locations, and for each of the five Stores mentioned in this sentence, Buyer shall pay Seller annually 30% of the store’s annual EBITDA, if any, for the first five of Buyer’s fiscal years that the Store is open for business.

(iv) Relocation of Existing Store. Buyer may relocate HTS and Sears Outlet Stores, but Buyer will not relocate (a) an HTS Store that is within eight miles of a Sears Store to a new physical location that is closer to a Sears Store than the original physical location, (b) an HTS Store that is eight miles or more from a Sears Store to a new physical location that is within eight miles of a Sears Store, (c) an Outlet Store that is selling New Products and that is within two miles of a Sears Store to a new physical location that is closer to a Sears Store than the original physical location, or (d) an Outlet Store that is selling New Products and that is two miles or more from a Sears Store to a new physical location that is closer to a Sears Store than the original physical location. For purposes of this Section 9, distance between Stores is measured by using the most logical driving route.

(c) Seller.

(i) Existing Stores and New Stores. Seller and its Affiliates may continue to, and may authorize others to continue to, own and operate after the Effective Date all stores owned and operated by them on the Effective Date. Subject to the next sentence, after the Effective Date Seller and its Affiliates may open new stores, and authorize Authorized Stores, using store names used by Seller and its Affiliates on the Effective Date without restriction. After the Effective Date none of Seller and its Affiliates will, directly or indirectly, do any of the following:

(A) in any MicroSA open, own, or operate any new store, or authorize in any MicroSA any new Authorized Store, that is (1) branded with any Mark that includes “Kenmore” or “Craftsman” or (2) a Sears Store;

(B) open, own, or operate any new store, or sell Prohibited Products to any new Authorized Store, that is substantially similar to one or more of the Sears Hometown Stores, Sears Home Appliance Showrooms, or Sears Outlet Stores formats existing on the Effective Date; or

(C) open, own, or operate any new store, or authorize any new Authorized Store, that markets or sells, or authorizes (via a license agreement, operating agreement, or otherwise) any natural person, business entity, or non-entity business enterprise to market or sell, any item of Exclusive Merchandise at a store physically located in any Zip Code area with respect to which, and to the extent, Buyer or any Affiliate of Seller has agreed with the owner of an HTS Store to refrain from selling Exclusive Merchandise in the Zip Code area.

(ii) Defined Terms. “Authorized Store” means a store (A) that is authorized by Seller or its Affiliates pursuant to a license agreement, an operating agreement, or otherwise to market or sell one or more Prohibited Products, or (B) to which Seller or its Affiliates sell products. “Exclusive Merchandise” means the following merchandise identified by the “Kenmore” name: clothes washers; clothes dryers; dishwashers; ranges; and full-size refrigerators. “MicroSA” means a Micropolitan Statistical Area (as defined by the United States Office of Management and Budget). “Prohibited Products” means Exclusive Merchandise, freezers, built-in cooking, lawn mowers and tractors, and the Products in the following KCD-Branded Product Categories: Hand tools & Mechanics Tools; Power Tools; and Garage & Storage.

(d) Growth. Buyer and Seller will negotiate in Good Faith with respect to each request by Buyer to sell Seller-Branded Products to Buyer’s Affiliates, Franchisees, or licensees at “brick and mortar” physical locations outside the Territory.

(e) New HTS Stores and Renewals-Exclusivity. After the Effective Date Buyer will not enter into an Authorizing Agreement for a New HTS Store that includes, or amend an Authorizing Agreement to add, product-exclusivity rights. If after the Effective Date Buyer in its discretion elects to renew, or permits the assignment of, an Authorizing Agreement for a Sears Hometown Store that includes product-exclusivity rights, Buyer will use commercially reasonable efforts to seek to renew, or permit the assignment of, the Authorizing Agreement on terms and conditions that eliminate the product-exclusivity rights effective upon the renewal or the assignment. “Authorizing Agreement” means an agreement authorizing an unrelated third-party owner or Franchisee to operate an HTS Store and includes Buyer’s franchise agreements and dealer agreements.

10. PRODUCT WARRANTIES AND RETURNS.

(a) Product Warranties.

(i) No-Vendor-Warranty Products. With each KCD-Branded Product that Seller purchases from a Vendor without the Vendor’s customer warranty and resells to Buyer in accordance with the terms and conditions of this Agreement (a “No-Vendor-Warranty Product”) Seller will include Seller’s customer warranty (the “Seller Warranty”). If Seller also sells the No-Vendor-Warranty Product through Seller’s Retail Businesses, the duration and coverage of the Seller Warranty will be no less favorable to Buyer’s customers than the duration and coverage of the most-favorable-to-customer warranty provided by Seller for the No-Vendor-Warranty Product when sold by Seller’s Retail Businesses. If Seller does not sell the No-Vendor-Warranty Product through Seller’s Retail Businesses, the duration and coverage of the Seller Warranty will be no less favorable to Buyer’s customers than the duration and coverage of the most-favorable-to-customer warranty provided by Seller for a product that is comparable to the No-Vendor-Warranty Product when sold by Seller’s Retail Businesses. All Products that Seller purchases from a Vendor without the Vendor’s Warranty, other than No-Vendor-Warranty Products, and resells to Buyer in accordance with the terms and conditions of this Agreement are referred to as “Excluded No-Warranty Products.” Promptly after the Effective Date, Buyer shall reverse (and pay Seller for), all credits Buyer took against the Seller Warranty charges (for “KCD Charges”), since the start of Seller’s 2016 fiscal year.

(ii) Vendor-Warranty Products. With each Product that Seller purchases from a Vendor with the Vendor’s customer warranty and resells to Buyer in accordance with the terms and conditions of this Agreement (a “Vendor-Warranty Product”) Seller will pass-through the Vendor’s customer warranty(the “Vendor Warranty”). Seller will perform its obligations in this Section 10(a)(ii) without any additional compensation payable by Buyer to Seller. The Seller Warranty and the Vendor Warranty are together referred to as the “Warranty.”

(iii) Seller’s Compensation for Seller Warranty. As Seller’s sole compensation for the Seller Warranty for a No-Vendor-Warranty Product (including a “stock product”) that is an HTS Product, the HTS Invoice Price described on Appendix 3(b) includes a charge for the Seller Warranty, and as Seller’s sole compensation for the Seller Warranty for a No-Vendor-Warranty Product that is an Outlet Product, Seller’s charge for the Seller Warranty is set forth on Appendix 4(b) (collectively,

“Seller’s Compensation”). Seller’s Warranty does not cover Outlet Product while in Buyer’s possession prior to sale by Buyer to a consumer and charges for repair of such products (“Outlet Store Stock”) are set forth in Appendix 1.01-B (Product Services) to the Services Agreement (the “Product Services Appendix”).

(b) Product Returns.

(i) Repairable Products Covered by a Warranty. For each Product that a customer returns to Buyer for the reason that the Product is defective and the returned Product is covered by a Warranty, Buyer will accept the return of the Product and deliver it to Seller in accordance with and subject to the Product Services Appendix. Seller will determine whether the Product is repairable and, subject to the Product Services Appendix, Seller at its sole expense will repair, and return to the customer, each repairable returned Product in accordance with Section 11. Notwithstanding the foregoing, for Craftsman ratchets that are covered by the Craftsman Hand Tool Lifetime warranty (“LW Ratchets”), Buyer will be responsible for repairing such LW Ratchets (at its cost) using ratchet repair kits provided by Seller. Seller will reimburse Buyer for the cost of the ratchet repair kits purchased from Seller and used by Buyer or its dealers or franchisees in the repair of the LW Ratchets.

(ii) Non-Repairable Products Covered by a Warranty. For each Product that (A) a customer returns to Buyer for the reason that the Product is defective, (B) the returned Product is covered by a Warranty, and (C) Buyer, in Good Faith, determines is not repairable, Buyer, at its sole expense and using commercially reasonable arrangements determined by Seller, will replace the Product (each a “Non-Repairable Product”) for the customer and dispose of the Non-Repairable Product at Buyer’s sold cost and expense in accordance with all applicable laws.

(c) Product Returns.

(i) For each Non-Repairable Product that is an HTS Product that Seller replaces in Good Faith pursuant to and in accordance with Seller’s “Craftsman Hand Tool Lifetime warranty exchange” (or any successor lifetime program Seller offers on Craftsman products, each a “CLW Replacement Product”) Buyer will be entitled to a credit equal to the HTS Invoice Price paid by Buyer to Seller for the CLW Replacement Product Buyer provided to its customer. Except for as noted above, the CLW Replacement Product credit does not apply to any Products that is not a CLW Replacement Product; regardless of whether such Product is warranted by Seller or not. In addition to all other amounts due under the Agreement, for each Non-Repairable Product that is an HTS Product subject to Seller’s “Craftsman lifetime warranty exchange” (or any successor lifetime program Seller offers on Craftsman products) Buyer will separately pay Seller, via a separate payment at the time of its purchase, an additional three percent (3%) on top of the invoice price charged to Buyer for such products (the “Lifetime Warranty Charge”). For example, if a particular socket set (which was subject to the Seller’s “Craftsman lifetime warranty exchange,”) was bought by Buyer at an invoice price of $10, then Buyer will pay Seller an additional $0.30 for such product. Seller will, once per month, rebate to Buyer the Lifetime Warranty Charge paid by Buyer to Seller on the CLW Replacement Product provided by Buyer to its customers during the previous month. Buyer shall dispose of all CLW Replacement Product in accordance the Seller’s defective tool barrel program.

(ii) Non-Defective Products. Seller will have no obligation to Buyer or any of its customers with respect to Products the customers return to Buyer that are not defective, which Products Buyer may dispose at Buyer’s discretion (subject to applicable laws) and solely for its account, including selling the Products at Buyer’s Stores and, subject to Section 12(a)(iii)(B)(6), selling the Products to liquidators.

(iii) Returned Products Not Covered by a Warranty. Subject to Section 10(d), Seller will have no obligation to Buyer or any of its customers with respect to Products the customers return to Buyer that are not covered by a Warranty except to the extent that Buyer requests that Seller repair the Product, in which event Seller will repair the Product in accordance with the Services Agreement. With respect to Products described in the preceding sentence that are not repairable, Buyer may dispose of the Products at Buyer’s discretion (subject to applicable laws) and solely for its account, including selling the Products at Buyer’s Stores and, subject to Section 12(a)(iii)(B)(6), selling the Products to liquidators. Seller may dispose of any non-repairable Products returned to it by Buyer at Seller’s discretion and solely for Seller’s account.

(iv) Warranty Claims for KCD-Branded Merchandise. If Buyer receives a warranty claim for merchandise that is branded with a KCD Mark but was not purchased from Buyer, Buyer will handle the merchandise in accordance with this Section 10(b) as if the merchandise were a KCD-Branded Product.

(d) Product Recalls and Similar Product Issues. If Seller learns that a Product has been recalled by the U.S. Consumer Product Safety Commission, Seller or a Vendor voluntarily conducts a Product recall, or Seller or a Vendor takes other action with respect to Products that may be defective, Seller will (i) notify Buyer, (ii) provide Buyer with available Seller transaction detail with respect to Buyer’s purchases of the recalled Product, and (iii) provide Buyer, at Seller’s sole expense, sufficient replacement Product, correction kits, or other items to enable Buyer to meet the requirements of the recall or other action. All other costs incurred by Buyer in connection with the recall or other action, including all labor, parts, travel, customer notification, reporting, and legal costs, will be the sole responsibility of Buyer. Seller will have no obligation to Buyer or any other person for claims, costs, obligations, damages, or expenses arising in connection with the recall or other action, including any extraordinary expenses, lost profits, or opportunity costs incurred by Buyer or any customer of Buyer with respect to the recall or other action. Seller and Buyer each will cooperate with the other to assert against, and collect from, the Vendor of the affected Product all claims, costs, obligations, damages, and expenses incurred by each of Seller and Buyer arising in connection with the recall or other action.

(e) Disclaimer. Except as otherwise provided in this Agreement each Party disclaims all other express or implied representations, warranties, and covenants (including warranties of non-infringement and title). Seller and Buyer each acknowledges that reliance on any representation, warranty, or covenant not contained in this Agreement is not what Seller and Buyer intend and would not be reasonable.

11. PRODUCT SERVICING.

Services for the Product sold under this Agreement are set forth in the Product Services Appendix of the Services Agreement. The Parties agree that this Agreement and such Product Services Appendix are integrally related and that neither party would have entered into this Agreement or such Product Services Appendix individually.

12. INTELLECTUAL PROPERTY.

(a) Seller

(i) Work Product. All marketing materials, advertising materials, promotional materials, point of sale displays, packaging, customer information and material, warranty card information, software, data, service training materials, parts lists, owner’s manuals, service manuals, web content, performance claims and evaluations, testing protocols and data used to evaluate performance claims, database formats, methods used to assemble and maintain electronic Seller-Branded Product catalogs, and programming related to Seller or its Affiliates’ web sites and user applications (e.g., mobile applications) and all files, data, notes, copies, abstracts, copyrights, summaries, and other materials relating to Seller-Branded Products and all copyrights therein, that are prepared, developed or created by or on behalf of Seller or its Affiliates or Buyer or its Affiliates or any of their respective Personnel (together, “Seller Work Product”), will be owned worldwide by Seller or its Affiliates. All Seller Work Product will be deemed “work made for hire” as that term may be defined from time to time in Section 101 of the Copyright Act, 17 U.S.C. Section 101 (or any successor). Seller or its Affiliates will be deemed the author of the Seller Work Product, and Seller or its Affiliates will be the owner of all right, title and interest, including all copyrights, in and to the Seller Work Product. If for any reason the Seller Work Product is found not to have been created as work made for hire, Buyer hereby assigns to Seller or its Affiliates without limitation and without additional compensation to Buyer, all right, title and interest, including the copyrights and any other intellectual property rights embodied in the Seller Work Product. Buyer will (and will cause its Affiliates to) execute and deliver to Seller all further documents deemed by Seller to be useful in documenting, effectuating or recording the foregoing assignment. Buyer will not, and will not permit its Affiliates or any third party to, disclose or provide any of the Seller Work Product to any person or entity other than Seller or its Affiliates.

(ii) Ownership of Innovations. Buyer acknowledges (on behalf of itself and its Affiliates) that Seller or its Affiliates will exclusively own all right, title and interest in and to all cosmetic designs, ornamental appearance and trade dress embodied in Seller-Branded Products (including design patents and pending applications) regardless of whether the cosmetic design, ornamental appearance or trade dress originated solely with Seller or its Affiliates, solely with Buyer or its Affiliates or jointly with Seller, Buyer, their respective Affiliates and others. All such cosmetic design, ornamental appearance and trade dress rights and design patents and pending applications will be deemed the intellectual property of Seller or its Affiliates.

(iii) Licenses to Use Seller Marks.

(A) Subject to the next sentence and to Section (B), Seller hereby grants to Buyer during the Term and during any sell-off period contemplated under Section 2(g) the following: (1) a nonexclusive, nontransferable, and revocable right and license to use, in connection with the marketing and selling of the Seller-Branded Products but in no event to alter, the KCD Marks (the Royalties for which are provided in Section 5(a)); and (2) a nonexclusive, nontransferable, royalty-free, and revocable right and license to use in connection with the marketing and selling of the Seller-Branded Products, but in no event to alter, all Seller Marks other than the KCD Marks, in each case described in clauses (1) and (2) with respect to the Marks that are affixed to Seller-Branded Products. Buyer may grant sublicenses to Franchisees and the owners of the Sears Hometown Stores to use, in connection with the marketing and selling by them of the Seller-Branded Products, but in no event to alter, the Seller Marks.

(B) Subject to the other sentences of this Section (B), the licenses granted in Section 12(a)(iii)(A) are limited to the following:

(1) Buyer may market all Seller-Branded Products by all current and future means, methods, and channels (including by Seller Digital Methods) in the Territory. The term “Seller Digital Methods includes, upon its implementation in accordance with the eCommerce Appendix, the “New SearsOutlet.com” (as that term is defined therein); subject to the restrictions on the sales of “New Products” as set forth therein. Further, Seller agrees that if Seller and Buyer, each in their sole discretion, agree to extend past the Initial Term the purchase by Buyer of DRM or MOS Products; then Seller will cause its Affiliates to agree to extend for that same period SHO’s rights to use the New Sears Outlet.com to sell such DRM or MOS product subject to the terms of the eCommerce Appendix and such other terms as may be agreed to by the parties to such Appendix;

(2) Buyer may market all Seller-Branded Products on the “SHO Web Platforms” as permitted under and subject to the terms and conditions set forth in in the eCommerce Appendix (including the restrictions on the sale of “New Products” to the Services Agreement (as those terms are defined therein);

(3) Buyer may market all Seller-Branded Products by all current and future means, methods, and channels (including by Seller Digital Methods) outside of the Territory if such marketing would not violate any Existing Contractual Obligation;

(4) Buyer may sell all Seller-Branded Products at “brick and mortar” physical locations in the Territory subject to Section 9(b);

(5) Buyer may sell all Seller-Branded Products in the Territory and outside the Territory in each case by Seller Digital Methods including delivering Seller-Branded Products outside the Territory to end-user consumers who used one or more Seller Digital Methods to purchase the Seller-Branded Products; and

(6) Buyer may sell Outlet Products to liquidators but only after using commercially reasonable efforts to obtain the agreement of the liquidators to remove or obliterate (where removal is not possible) all Seller Marks from the Seller-Branded Products and all related labels, tags, and packaging.

“Existing Contractual Obligation” means a contractual obligation that (y) has been entered into in Good Faith by, and is binding on, Seller or one or more of its Affiliates, and (z) if it first becomes binding on Seller or one or more of its Affiliates on or after the October 11, 2012, all terms and conditions in the contractual obligation that limit Seller’s right to grant a license to, or otherwise authorize, Buyer to market or sell one or more Seller-Branded Products also to the same extent limit the right of Seller and its Affiliates to grant a license to, or otherwise authorize, each of Seller’s Retail Businesses to market and sell the same Seller-Branded Products. “Seller Digital Methods” means Digital Methods owned or operated by Seller or its Affiliates and includes the Outlet Stores website operated by Seller’s Affiliates immediately prior to the Effective Date and its successors owned or operated by Seller’s Affiliates.

(C) Subject to the next sentence, Seller may terminate Buyer’s rights in Section 12(a)(iii)(B)(5) to sell by Seller Digital Methods upon 24-months’ prior written notice. Upon termination in accordance with the preceding sentence of Buyer’s rights to sell by Seller Digital Methods, Seller will grant Buyer a license to allow Buyer to (1) market all Seller-Branded Products by all then-current and future means, methods, and channels outside of the Territory if such marketing would not violate any Existing Contractual Obligation in effect immediately prior to the date of such license, and (2) sell all Products by all Digital Methods in the Territory and all Product outside of the Territory if the sale would not violate any Existing Contractual Obligation in effect immediately prior to the date of such license. The license described in the preceding sentence will include terms that are usual and customary for licenses of this type for comparable circumstances and a duration that is the same as the remaining duration of the last of the License Agreements to terminate in accordance with its terms.

(D) Buyer will use Seller Marks in full compliance with the terms and conditions of this Agreement and with all commercially reasonable standards, specifications, and operating procedures prescribed by Seller from time to time, including all logo and trademark-usage guidelines.

(E) Subject to the following sentences of this subsection, Buyer will submit to Seller for its review and approval, prior to publication, all Non-Guideline Advertising created by Buyer for Seller-Branded Products that incorporate one or more Seller Marks, including newspaper, magazine and website advertising, television and radio tapes, store signage, display billboards and any and all other materials on which a Seller Mark appears. Buyer will submit all Non-Guideline Advertising to Seller’s designated marketing associate by email or overnight courier so that the designated marketing associate receives the materials at least seven business days before Buyer intends to use them. If Seller does not notify Buyer of Seller’s disapproval of these materials within five business days after Seller’s designated marketing associate actually received them, the materials will be deemed approved. Seller’s approval of Non-Guideline Advertising is limited to the use of Seller Marks in connection with the advertising and will not be deemed to constitute approval of the appropriateness or compliance with Applicable Laws. “Non-Guideline Advertising” means all advertising that deviates in any material respect from Seller’s logo and trademark-usage guidelines in effect from time to time and delivered to Buyer, but no change that is applicable to Buyer will take effect upon less than 60-days’ advance written notice to Buyer.

(F) Buyer may from time to time make a written request to Seller (each a “New Name Request”, for authorization to sell Products under this Agreement and/or Services provided under the Services Agreement in formats owned, licensed, authorized or operated by Buyer or its Affiliates which do not use one of the “Sears” names licensed by SHO and its Affiliates under the License Agreement (each a “Non-Sears Business,” e.g., “Hometown Stores, instead of ‘Sears Hometown Stores”). In each New Name Request, Buyer will identify the specific Product(s) and/or Service(s) that Buyer and its Affiliates desire to continue to purchase from Seller in accordance with this Agreement and the specific formats and locations of the stores for which SHO desires to use the non “Sears” name, and the Services they desire to continue having sold at the Non-Sears Business. Seller shall not unreasonably withhold or delay its approval/rejection of any such request; however Seller may condition its approval upon Buyer and its Affiliates accepting changes, negotiated in Good Faith, to this Agreement and the other Ancillary Agreements (including the financial terms thereof). Absent written approval by Seller, signed by a Vice President or above of Seller, Buyer and its Affiliates are not authorized (1) to sell at a Non-Sears Business: (i) Products purchased under this Agreement, or (ii) Services provided for resale under the Services Agreement (e.g., protection agreements, and (2) to use Services provided for Buyer and its Affiliates benefit under the Services Agreement in connection with a Non-Sears Business. For clarity, the parties note that Seller may approve certain Products/Services while rejecting others. All Services are subject to the terms and conditions of the Services Agreement (including Section 1.11 (SHO New Name)).

(iv) Ownership; Display and Notices; Goodwill. Buyer acknowledges that (A) Seller or its Affiliates own all the proprietary rights to Seller Marks and (B) Buyer gains no ownership rights to Seller Marks licensed under this Agreement and gains only the limited right to use Seller Marks subject to the terms of this Agreement. Seller and its Affiliates reserve the unrestricted right to use, and to grant others the right to use, Seller Marks. Buyer will display the trademark and service mark notices for Seller Marks that Seller requests. Buyer’s use of Seller Marks and any goodwill generated from their use inures only to the benefit of Seller or its Affiliates. Buyer will not directly or indirectly contest or challenge the validity of Seller Marks or the rights of Seller and its Affiliates in Seller Marks. Buyer will not register or attempt to register any Mark that is confusingly similar to the Seller Marks or which dilutes any of the Seller Marks, including any domain name or URL containing or otherwise identifying any Seller Mark. Any content displayed on any website containing any Seller Mark must be pre-approved by Seller.

(v) Other Obligations. Buyer will not use, advertise, promote or register any trademark, service mark, design mark or logo that is similar to any Seller Mark. Buyer will not engage in any act which would disparage or dilute the distinctiveness of any Seller Mark, and Buyer will use its best efforts to support the premium nature of the brands represented by Seller Marks. Buyer acknowledges that Buyer will not have any right, title or interest in or to any intellectual-property right in any Seller-Branded Product. Buyer will not have any right to alter any Seller-Branded Product or Seller-Branded Product packaging or repair, duplicate, translate, decompile, reverse engineer or adapt any Seller-Branded Product without Seller’s prior written consent. Buyer will not use any trademark, trade name, brand name or identifying mark of its own or any third party, alone or in combination with Seller Marks in connection with the sale of the Seller-Branded Products, if such use would create a combination mark.

(vi) Notice of Infringement or Claim. Buyer will promptly notify Seller if Buyer learns of any challenge to its use, or any apparent infringement, of any Seller Mark or any claim by any person to rights in any Seller Mark that are inconsistent with Seller’s rights to Seller Marks as described in this Section 12(a). Seller and its Affiliates retain the right to control exclusively all settlements, litigation, and Patent and Trademark Office proceedings and other proceedings arising out of each such infringement or claim. Buyer will execute all documents and provide, at Seller’s expense, all assistance that Seller reasonably requests to protect Seller’s interests in Seller Marks and to protect Seller’s interests in all litigation and proceedings concerning Seller Marks.

(vii) Retention of Rights. Nothing in this Agreement limits in any way the rights of Seller and its Affiliates in and to Seller Marks, including without limitation (A) all rights of ownership in and to Seller Marks, including the right to license or transfer the same, and, (B) the unimpaired right to use and to license others to use Seller Marks in connection with manufacturing, marketing, distribution, sale, service, maintenance, repair, or provision of any products or services whether within or without the Territory.

(b) Buyer

(i) License to Use Buyer Marks.

(A) Buyer hereby grants to Seller, during the Term and during any sell-off period contemplated under Section 2(g), a nonexclusive, nontransferable, revocable, royalty-free right to use, but in no event to alter, Buyer Marks that are necessary for Seller to use to perform its obligations in accordance with the terms and conditions of this Agreement.

(B) Seller will use Buyer Marks in full compliance with the terms and conditions of this Agreement and with all standards, specifications, and operating procedures prescribed by Buyer from time to time, including any logo and trademark usage guidelines.

(ii) Ownership; Display and Notices; Goodwill. Seller acknowledges that (A) Buyer or its Affiliates own all the proprietary rights to Buyer Marks and (B) Seller gains no ownership rights to Buyer Marks licensed under this Agreement and gains only the limited right to use Buyer Marks subject to the terms of this Agreement. Buyer and its Affiliates reserve the unrestricted right to use, and to grant others the right to use, Buyer Marks. Seller will display the trademark and service mark notices for Buyer Marks that Buyer requests. Seller’s use of Buyer Marks and any goodwill generated from their use inures only to the benefit of Buyer or its Affiliates. Seller will not directly or indirectly contest or challenge the validity of Buyer Marks or the rights of Buyer and its Affiliates in Buyer Marks. Seller will not register or attempt to register any Mark that is confusingly similar to the Buyer Marks or which dilutes any of the Buyer Marks, including any domain name or URL containing or otherwise identifying any Buyer Mark. Any content displayed on any website containing any Buyer Mark must be pre-approved by Buyer.

(iii) Other Obligations. Seller will not use, advertise, promote or register any trademark, service mark, design mark or logo that is similar to any Buyer Mark. Seller will not engage any act which would disparage or dilute the distinctiveness of any Buyer Mark, and Seller will use its best efforts to support the premium nature of the brands represented by Buyer Marks.

(iv) Notice of Infringement or Claim. Seller will promptly notify Buyer if Seller learns of any challenge to its use, or any apparent infringement, of any Buyer Mark or any claim by any person to rights in any Buyer Mark that are inconsistent with Buyer’s rights to Buyer Marks as described in this Section 12(b). Buyer and its Affiliates retain the right to control exclusively all settlements, litigation, and Patent and Trademark Office proceedings and other proceedings arising out of each such infringement or claim. Seller will execute all documents and provide, at Buyer’s expense, all assistance that Buyer reasonably requests to protect Buyer’s interests in Buyer Marks and to protect Buyer’s interests in all litigation and proceedings concerning Buyer Marks.

(v) Retention of Rights. Nothing in this Agreement limits in any way the rights of Buyer and its Affiliates in and to Buyer Marks, including without limitation (A) all rights of ownership in and to Buyer Marks, including the right to license or transfer the same, and, (B) the unimpaired right to use and to license others to use Buyer Marks in connection with manufacturing, marketing, distribution, sale, service, maintenance, repair, or provision of any products or services whether within or without the Territory.

13. CONFIDENTIALITY.

(a) Confidential Information. “Confidential Information” means all information, whether disclosed in oral, written, visual, electronic or other form, that (i) one Party (the “Disclosing Party”) discloses to the other Party (the “Receiving Party”), (ii) relates to or is disclosed in connection with this Agreement or a Party’s business, and (iii) if not designated as “confidential” (in which event the information is deemed to be Confidential Information), is or reasonably should be understood by the Receiving Party to be confidential or proprietary to the Disclosing Party. The Disclosing Party’s sales, pricing, costs, inventory, operations, employees, current and potential customers, financial performance and forecasts, and business plans, strategies, forecasts and analyses, as well as information as to which the Securities and Exchange Commission has granted confidential treatment pursuant to its Rule 406 of Regulation C (the “CTR Information”), are Confidential Information.

(b) Treatment of Confidential Information. The Receiving Party will use Confidential Information only in accordance with this Agreement and, except as expressly permitted by this Agreement and subject to the next sentence, will not disclose any Confidential Information for three years from the date of receipt of the Confidential Information. Neither Party will disclose the CTR Information during the period ending December 31, 2022.

(i) Limitations. The Receiving Party will (A) restrict disclosure of the Confidential Information to its and its Affiliates’ Personnel (“Representatives”) with a need to know the Confidential Information for purposes of performing the Receiving Party’s responsibilities or exercising the Receiving Party’s rights under this Agreement, (B) advise those Representatives of the obligation not to disclose the Confidential Information, (C) copy the Confidential Information only as necessary for those Representatives who need it for performing the Receiving Party’s responsibilities under this Agreement, and ensure that confidentiality is maintained in the copying process; and (D) protect the Confidential Information, and require those Representatives to protect it, using the same degree of care as the Receiving Party uses with its own Confidential Information, but no less than reasonable care.

(ii) Permitted Disclosure. Either Party may disclose the Confidential Information to any of its Affiliates but only if the Affiliate’s use of such Confidential Information will be subject to the terms and conditions of this Agreement and the Disclosing Party will remain responsible for disclosures by its

Affiliates and their Personnel in violation of this Agreement. Buyer may disclose (A) the existence and contents of this Agreement in connection with Buyer’s filings with the Securities and Exchange Commission and with federal and state franchise regulatory authorities (including filing this Agreement as an exhibit to Buyer’s filings), and (B) Seller’s Confidential Information related to Products to Franchisees and their Personnel in connection with the sale of Products but the use of the Confidential Information in accordance with this clause (B) will be subject to the terms and conditions of this Agreement and Buyer will remain responsible for disclosures made by Franchisees and their Personnel in violation of this Agreement.

(iii) Liability for Unauthorized Use. The Receiving Party will be liable to the Disclosing Party for any unauthorized disclosure or use of Confidential Information by any of its and its Affiliates or current or former Personnel.

(iv) Destruction. Within ten days after receiving the Disclosing Party’s written request, the Receiving Party will destroy or return (as instructed by the Disclosing Party) any materials containing Confidential Information, and certify to the Disclosing Party that it has satisfied its obligations under this Section 13(b).

(c) Exceptions to Confidential Treatment.

(i) Exceptions. The obligations under this Section 13 do not apply to any Confidential Information that the Receiving Party can demonstrate (A) was previously known to the Receiving Party without any obligation to hold it in confidence, (B) is disclosed to third parties by the Disclosing Party without an obligation of confidentiality to the Disclosing Party, (C) is or becomes available to any member of the public other than by unauthorized disclosure, (D) was or is independently developed by the Receiving Party without use of the Confidential Information, (E) legal counsel’s advice is that the Confidential Information is required to be disclosed by Applicable Law or the rules and regulations of any applicable regulatory authority, or (F) legal counsel’s advice is that the Confidential Information is required to be disclosed in response to a valid subpoena or order of a court or other governmental body of competent jurisdiction or other valid legal process.

(ii) Notification. In the case of any disclosure under Section 13(c)(i)(E) or Section 13(c)(i)(F) the Receiving Party must notify the Disclosing Party prior to disclosure and use reasonable efforts to cooperate with the Disclosing Party so that the Disclosing Party may take legally available steps to resist or narrow the requested disclosure and obtain an appropriate protective order or other assurance that confidential treatment will be accorded the Confidential Information.

14. INDEMNIFICATION.

(a) Seller Indemnities. To the fullest extent permitted by Applicable Law and subject to Section 14(d) and Section 16, Seller will defend, indemnify, and hold harmless Buyer, its Affiliates, and their respective present, former, and future directors, officers, other employees, agents, each of their successors, and assigns, and the heirs, executors, administrators of each of the foregoing that are natural persons (together, the “Buyer Indemnified Persons”), against all damages, losses, costs, expenses (including attorneys’ fees, costs and expenses), and other liabilities arising out of or in connection with all Seller Claims. “Seller Claims” means all claims, demands, suits, and causes of action by third parties (other than Buyer and its Affiliates) arising out of or in connection with this Agreement (including claims of negligence by Personnel of Seller or its Affiliates) that result, or are claimed to result, in whole or in part, from (i) the violation by Seller, its Affiliates, or any of their Personnel of any intellectual property right of another, (ii) the failure by Seller or its Affiliates to perform their obligations in this Agreement in accordance with their terms, or (iii) any other act or omission of Seller or its Affiliates.

(b) Buyer Indemnities. To the fullest extent permitted by Applicable Law and subject to Section 14(d) and Section 16, Buyer will defend, indemnify and hold harmless Seller, its Affiliates, and their respective present, former, and future directors, officers, other employees, agents, each of their successors, and assigns, and the heirs, executors, administrators of each of the foregoing that are natural persons (together, the “Seller Indemnified Persons”), against all damages, losses, costs, expenses (including attorneys’ fees, costs and expenses) and other liabilities arising out of or in connection with all Buyer Claims. “Buyer Claims” means all claims, demands, suits, and causes of action by third parties (other than Seller and its Affiliates) arising out of or in connection with this Agreement (including claims of negligence by the Personnel of Buyer or its Affiliates) that result, or are claimed to result, from (i) the use of any Seller Mark by Buyer, its Affiliates, or its Franchisees that is not accordance with the terms of this Agreement or the violation by Buyer, its Affiliates, or any of their Personnel of any intellectual property right of another, (ii) Buyer’s display, sale, assembly, installation, service, or repair, or installation of any Product (excluding claims, demands, suits, and causes of action arising out of or in connection with services to be performed by Seller for Buyer in accordance with the terms and conditions of the Services Agreement and all other services that are performed for Buyer by Seller or its Affiliates), (iii) the failure by Buyer or its Affiliates to perform their obligations in this Agreement in accordance with their terms, (iv) Seller’s purchase, sale, distribution and other acts or omissions in connection with any Buyer-Unique Product (but excluding the gross negligence or intentional misconduct of Seller and its Affiliates, or (iv) any other act or omission of Buyer or its Affiliates. “Claims” means the Seller Claims and the Buyer Claims together.

(c) Defense. The Party that is obligated to provide defense and indemnity to the other Party with respect to a Claim in accordance with this Section 14 (the “Indemnifying Party”) has the right to control the defense of the Claim, but the other Party (the “Indemnified Party”) has the right to participate in the defense. Upon the Indemnifying Party’s request, the Indemnified Party will reasonably cooperate in the defense, and the Indemnifying Party must reimburse the Indemnified Party for its reasonable out-of-pocket expenses in providing the requested cooperation. The Indemnified Party will provide prompt notification to the Indemnifying Party of each Claim to which it is entitled to be indemnified, but any delay by the Indemnified Party in giving notice will not relieve the Indemnifying Party of its obligations pursuant to this Section 14 except to the extent that the Indemnifying Party demonstrates actual damage caused by such delay. The obligations of Seller and Buyer to defend, indemnify and hold harmless, respectively, the Buyer Indemnified Parties and the Seller Indemnified Parties under this Section 14 are independent of each other and any other obligation of the Parties under this Agreement.

(d) Exclusions from Claims; Tender and Cooperation. Excluded from Claims are claims, actions, liabilities, proceedings, losses, and expenses (including attorneys’ fees) arising out of or with respect to the death of or injury to any person or damage to any property, by whomsoever suffered, to the extent resulting or claimed to result from a latent or patent defect in a Product (each a “Product Liability Claim”). Buyer and Seller each will take all commercially reasonable actions, and cooperate with the other Party, as may be necessary to (i) tender each Product Liability Claim to the Vendor or manufacturer of the applicable Product and (ii) cause the Vendor or manufacturer to assume and bear financial responsibility for, and hold Buyer and Seller harmless from, the Product Liability Claim to the fullest extent permitted by Applicable Law, including the legal defense of the Product Liability Claim.

15. INSURANCE.

(a) Required Coverage. Buyer will obtain and maintain at its own cost occurrence-based Commercial General Liability Insurance, including but not limited to products, completed operations and contractual liability, in amounts not less than $5,000,000.00 per occurrence, naming the Seller and Buyer (together the “Insured Parties”) as additional insureds. This insurance must be primary to any of Seller’s coverage. Buyer will furnish certificate(s) of insurance upon execution of this Agreement, and within 15 days of any insurance renewals. All of the insurance policies specified in this Section 15(a) must contain a provision that such policies may not be cancelled or materially altered without 30 days prior written notice to Seller. All insurance carriers for the insurance coverage referred to in this Section 15(a) must be listed in the current Best’s Insurance Guide as possessing a minimum policyholders rating of “A” and a financial category of “VI” ($25,000,000 to $50,000,000).

(b) Proof of Insurance. Buyer will once each year, and, upon request by Seller, promptly furnish or cause to be furnished to Seller, a copy of the insurance certificate and premium receipt for the most recent payment.

16. LIMITATION ON LIABILITY. Neither Party will be liable to the other Party or its Affiliates, directors, officers, customers or employees for any indirect, special, consequential, incidental, or punitive damages, losses, or expenses (including, without limitation, lost or anticipated revenues, profits, or savings relating to the same) arising in connection with any Claim or the failure to perform, or the termination of, this Agreement regardless of the nature of the Claim or the failure to perform, or the termination of this Agreement even if a Party has been advised of the likelihood or possibility of such damages, losses, or expenses.

17. MINIMUM QUANTITIES. Buyer will purchase at least $100 of Products during the Term. If at the expiration of the Term Buyer has ordered less than $100 of Products, Buyer will pay Seller (upon request) the difference between the amount ordered and $100. Seller acknowledges that except as set forth in this Section 17, Buyer is not obligated or committed to purchase any quantities of Products except as expressly ordered by Buyer according to the Inventory Policies and Processes.

18. DISPUTE RESOLUTION.

(a) Committees.

(i) Merchandising Operating Committee. Buyer and Seller will form a committee (the “Merchandising Operating Committee”) that will address all day-to-day operational, financial, and other issues that may arise with respect to this Agreement, including its interpretation, the Parties intent reflected in this Agreement, and the policies and practices between Seller and its Affiliates and the businesses comprising Buyer’s businesses in effect immediately prior to the Effective Date. The Merchandising Operating Committee will discuss all of these issues and will attempt to resolve informally all Disputes in accordance with Section 18(b)(i). The Merchandising Operating Committee will consist of three employees of each Party or of an Affiliate of the Party, in all cases as designated by the Party. The initial employee designees are listed on Appendix 18(a)(i). Each Party may replace one or more of its designees at any time upon notice to the other Party. Each Party will promptly fill all of its Merchandising Operating Committee vacancies as they arise by notice to the other Party. Unless the members of the Merchandising Operating Committee unanimously agree otherwise, the Merchandising Operating Committee will meet at least once every calendar month during the Term on the dates determined by the members of the Merchandising Operating Committee. If the members of the Merchandising Operating Committee cannot agree on a date or a time for a particular monthly meeting the meeting will occur at 1:00 p.m. Central Time on the second Thursday of the month at the offices of SHC, 3333 Beverly Road, Hoffman Estates, IL 60179 B6-D. At all times one of the members of the Merchandising Operating Committee will serve as the Merchandising Operating Committee’s Chairperson. The initial Chairperson is listed on Appendix 18(a)(i) and the other Merchandising Operating Committee members each will serve thereafter as Chairperson, on a monthly basis, rotating between Seller’s designees and Buyer’s designees. The Chairperson (A) will request that Merchandising Operating Committee members provide meeting agenda items and (B) will distribute to members, at least two business days in advance of each Merchandising Operating Committee meeting, an agenda for the meeting.

(ii) Executive Committee. Buyer and Seller will form a committee (the “Executive Committee”) that will attempt to resolve all Disputes that the Merchandising Operating Committee has been unable to resolve in accordance with Section 18(b) and that the Merchandising Operating Committee has referred to the Executive Committee. The Executive Committee will consist of the Chief Financial Officer, the General Counsel (or other chief legal officer), and the chief merchandising officer of each Party.

(b) Dispute Resolution.

(i) Merchandising Operating Committee’s Attempt to Resolve Dispute. If a Dispute arises, neither Party may cease to perform any of its obligations in this Agreement in accordance with their terms or take any formal legal action (such as seeking to terminate this Agreement, seeking mediation in accordance with Section 18(b)(iv), or instituting or seeking any judicial or other legal action, relief, or remedy with respect to or arising out of this Agreement) unless the Party has first (1) delivered a notice of dispute (the “Dispute Notice”) to all of the members of the Merchandising Operating Committee and (2) complied with the other terms and conditions of this Section 18. At the first monthly meeting of the Merchandising Operating Committee following the delivery of the Dispute Notice the Merchandising Operating Committee will attempt to resolve all of the Disputes that are the subject of the Dispute Notice. Each Party will cause its designees on the Merchandising Operating Committee to negotiate in Good Faith to resolve all Disputes in a timely manner.

(ii) Executive Committee’s Attempt to Resolve Dispute. If the Merchandising Operating Committee is unable to resolve all of the Disputes included in the Dispute Notice by the end of the first Merchandising Operating Committee meeting following the delivery of the Dispute Notice, the Chairperson for the next Merchandising Operating Committee meeting will notify each member of the Executive Committee in writing of each unresolved Dispute. The Executive Committee will meet not later than the 10th day following delivery of the notification by the Merchandising Operating Committee’s Chairperson (the “Dispute Meeting”) and attempt to resolve each Dispute that is listed on the notification. Each Party will cause its designees on the Executive Committee to negotiate in Good Faith to resolve all Disputes in a timely manner. If by the 10th day following the Dispute Meeting the Executive Committee has not resolved all of the Disputes (the “Resolution Failure Date”) the Parties will proceed to mediate the unresolved Disputes (“Unresolved Disputes”) in accordance with Section 18(b)(iv).

(iii) Dispute Defined. Subject to the next sentence, “Dispute” means each claim, controversy, dispute, and disagreement between (A) on the one hand, Buyer or any of its Affiliates, or any of their respective shareholders, officers, directors, agents, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, and (B) on the other hand, Seller or any of its Affiliates, employees, legal representatives (including attorneys in their representative capacity), successors and assigns, in each case arising out of or relating to a Party’s performance, or failure to perform, one or more of its obligations in this Agreement. Disputes do not include claims, controversies, disputes, or disagreements with respect to compliance with Section 13 or payment obligations with respect to amounts due in accordance with the terms and conditions of this Agreement that are not reasonably in dispute. Furthermore, no party may provide a Dispute Notice for any Dispute, or otherwise assert and/or claim a Dispute to the extent the Dispute relates to any act or omission of a Party, its Affiliates or its/their Representatives (other than clerical or accounting errors which the asserting Party was not aware of) in connection with, or related to, its rights, or the other Party, its Affiliates or its/their Representatives performance or non-performance under this Agreement that occurred more than 120 days prior to the time such claims, controversy, dispute, and/or disagreement is first asserted (together, “Stale

Claims”) and each Party waives on its behalf (and on behalf of its Affiliates and its/their Representatives) any rights to a Stale Claim. Notwithstanding the foregoing, the term “Stale Claims” does not include claims, controversies, disputes, and disagreements brought by either Party in regards to: (X) the other Party’s rights and obligations under Section 14 (Indemnification); (Y) claims by a Party for reimbursement from the other Party for fees, expenses (including attorneys’ fees), charges, costs, damages penalties and other amounts paid by a Party or its Affiliates to a third party, including such amounts arising from non-indemnified third party claims, controversies and disagreements; provided that the Party brings such claim within 120 days after the Party makes such a payment; and (Z) an act or omission of the other Party, its Affiliates and/or its/their Representatives which the other Party demonstrates was intentionally done (or not done) with actual knowledge that it was in violation of this Agreement (including such Party’s duty of Good Faith). With respect to Stale Claims, for example: (I) a “clerical or accounting error” shall not include a claim by a Party that it should not be charged for activities for which it regularly received charges which instead will be deemed to be a Stale Claim to the extent that such claim is for acts/omissions that are more than 120 days old; (II) a claim relating to charges which were incorrectly calculated due to a “clerical or accounting error” of which the claiming party was unaware would not be a Stale Claim to the extent based solely on such “clerical or accounting error”, (III) an intentional overcharge by a Party which it knew it was making in violation of this Agreement, will not be deemed to be a Stale Claim even if raised more than 120 days after such overcharge; provided that the claiming Party can prove such violation was intentional and made with actual knowledge that such overcharge was a violation of this Agreement.

(iv) Mediation of Unresolved Disputes. Seller and Buyer will in Good Faith attempt to resolve all Unresolved Disputes by non-binding mediation. Buyer and Seller will negotiate in Good Faith to determine the mediator, the mediator’s compensation and related costs, and the applicable rules for the mediation. If by the 15th day following the Resolution Failure Date Seller and Buyer have been unable to settle an Unresolved Dispute the obligations of Seller and Buyer in this Section will terminate with respect to the Unresolved Dispute.

19. SELLER’S CLOSING LOCATIONS. Seller will notify Buyer of each Sears Store location that Seller or its Affiliates intend to close. Seller will notify Buyer of the store-closing decision not later than the 10th day following the decision or the day before public disclosure of the decision, whichever occurs first. If Seller notifies Buyer of the decision before Seller publicly discloses the decision it will constitute Confidential Information until the decision is publicly disclosed. Seller will notify Buyer, not later than the 30th day following the decision, as to whether Seller intends to continue its retail presence in the trade area that included the closing store. If Seller does not (a) notify Buyer in accordance with the preceding sentence that Seller intends to continue its retail presence in the trade area, or (b) does not open a new Sears Store in the trade area within 18 months of the notification, Buyer may open one or more New HTS Stores or other new stores in the trade area when the store location closes free of the restrictions, if any, in Section 9(b)(i) with respect to the closed store.

20. GLOSSARY.

The following terms have the meanings given below and include the singular and the plural forms of the terms:

“3(b) Amount” is defined on Appendix 3(b).

“Affiliates” means (solely for purposes of this Agreement and for no other purpose) (i) with respect to Buyer, its subsidiaries including Outlet Co and SAHS, (ii) with respect to Seller, SHC and its subsidiaries including Sears Holdings Management Corporation (“SHMC”), and (iii) with respect to SHC, its subsidiaries.

“Applicable Laws” means all applicable laws, ordinances, regulations, rules, and court and administrative orders and decrees of all national, regional, state, local and other governmental units that have jurisdiction in the given circumstances.

“Average Aggregate Minimum Commission” is defined on Appendix 5(e).

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Marks” means Marks owned by Buyer or its Affiliates.

“Buyer Stores” means, together, the Sears Hardware Stores, the Sears Hometown Stores, and the Sears Outlet Stores.

“Confidential Information” is defined in Section 13(a).

“Core Cost” is defined on Appendix 3(b).

“Digital Methods” means promoting and selling by all current and future electronic means, channels, processes, and methods, including via the Internet.

“Disclosing Party” is defined in Section 13(a).

“Dispute” is defined in Section 18(b)(ii).

“Dispute Resolution Meeting” is defined in Section 18(b)(i).

“DRM” is defined in Section 4(a)(i).

“Effective Date” is defined in Section 2(a).

“Excluded No-Warranty Product” is defined in Section (a)(i).

“FOB Point” is defined in Section 7(a).

“Franchisee” means a natural person or entity that has purchased (i) a franchise as described in the Franchise Disclosure Document of Sears Home Appliance Showrooms, LLC dated May 11, 2012 (with respect to Sears Home Appliance Showrooms), (ii) a franchise as described in the Franchise Disclosure Document of Sears Home Appliance Showrooms, LLC dated May 11, 2012 (with respect to Sears Hardware Stores), and (ii) a franchise pursuant to which Buyer or its Affiliates grant a third party the right to use a “Sears” tradename in compliance with the License Agreements.

“Inventory Policies and Processes” is defined in Section 6.

“Good Faith” means honesty in fact and the observance of reasonable commercial standards of fair dealing in accordance with Applicable Law.

“Group” means a “group” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Home Appliance Category” is defined on Appendix 5(a).

“HTS Invoice Prices” is defined in Section 3(b).

“HTS Products” is defined in Section 3(a).

“Initial Term” is defined in Section 2(a).

“KCD-Branded Product Category” is defined on Appendix 5(a).

“KCD-Branded Products” means all Seller-Branded Products sold under a KCD Mark.

“KCD Change in Control” means the occurrence of any transaction or event or series of transactions or events, whether voluntary or involuntary, that results in an Unaffiliated Person or a Group acquiring directly, or as a consequence of which an Unaffiliated Person or a Group acquires directly, at any time after the date of this Agreement and by whatever means (including by license), all rights, title and interest in and to all of the KCD Marks. “Unaffiliated Person” means a natural person, entity, or other enterprise other than Seller or Seller’s Affiliate. “Seller’s Affiliate” means each natural person, entity, and other enterprise that directly or indirectly, and by whatever means, controls, is under common control with, or is controlled by, Seller.

“KCD Marks” means Kenmore®, Craftsman®, DieHard®, and the sub-brand Marks associated with, and the trade dress related to, the Kenmore, the Craftsman, and the DieHard Marks.

“KCD Mark Acquisition” means the occurrence of any transaction or event or series of transactions or events (other than a KCD Change in Control), whether voluntary or involuntary, that results in an Unaffiliated Person or a Group acquiring directly, or as a consequence of which an Unaffiliated Person or a Group acquires directly, at any time after the date of this Agreement and by whatever means (including by license), all rights, title and interest in and to one or more but less than all of the KCD Marks.

“Kenmore-Branded Product” is defined in Section 5(d).

“Kenmore Royalty Credit” is defined on Appendix 5(a).

“License Agreements” is defined in Section 2(c)(iv).

“Mark” means any name, brand, mark, trademark, service mark, sound mark, trade dress, trade name, business name, slogan, or other indicia of origin and includes all common law or statutory property rights related to such Mark.

“MOS” is defined in Section 4(a)(iii).

“Net Sales” is defined in Section 5(a).

“No-Vendor-Warranty Product” is defined in Section 10(a)(i)

“Non-Retail Products” is defined in Section 3(a).

“Outlet Invoice Prices” is defined in Section 4(h).

“Outlet Products” is defined in Section 4(g).

“Party” means (1) SRC and Kmart together, on the one hand, and (2) SHO, SAHS, and Outlet Co. together, on the other hand. Although SHC is a party to this Agreement SHC is not a Party.

“Personnel” means the officers, directors, employees, agents, suppliers, licensors, licensees, contractors, subcontractors, advisors, including attorneys, accountants, technical consultants or investment bankers and other representatives, from time to time, of (i) the applicable entity, (ii) as to Seller, its Affiliates, and (iii) as to Buyer, its Affiliates.

“Products” means, together, HTS Products and Outlet Products.

“Receiving Party” is defined in Section 13(a).

“Renewal Period” is defined in Section 2(b).

“Representatives” is defined in Section 13(b)(i).

“Right of First Offer” is defined in Section 4(a)(iv).

“Royalties” is defined in Section 5(a).

“Sears Hardware Stores” means all stores that are operated, or authorized to operate, by Buyer or Franchisees and that are branded with the name “Sears Hardware Stores” or “Sears Appliance & Hardware Stores.”

“Sears Hometown Stores” means all stores that are operated, or authorized to operate, by Buyer and that are branded with the name “Sears Hometown Store” or “Sears Authorized Hometown Store.”

“Sears Outlet Stores” means all stores that are operated, or authorized to operate, by Buyer and that are branded with the name “Sears Outlet Store.”

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller-Branded Product” means Products sold under a Seller Mark and includes KCD-Branded Products.

“Seller Competitor” means, solely for purposes of this Agreement and for no other purpose, Amazon.com, Inc., Best Buy Co., Inc., hhgregg, Inc., The Home Depot, Inc., Lowe’s Companies, Inc., Target Corporation, Tractor Supply Co., Wal-Mart Stores, Inc., each other retailer that competes in any material respect with Seller’s major home appliance business or Seller’s power lawn and garden business, and the Seller Competitor Affiliates of each of them. “Seller Competitor Affiliates” means each individual or entity that directly or indirectly, and by whatever means, controls, is under common control with, or is controlled by, a Seller Competitor.

“Seller Marks” means Marks owned by Seller or its Affiliates and includes the KCD Marks.

“Seller Warranty” is defined in Section 10(a)(i).

“Seller’s Retail Businesses” is defined in Section 3(a).

“Separation Agreement” means that certain Separation Agreement dated August 8, 2012 between SHC and SHO.

“Services Agreement” is defined in Section 2(c)(iv).

“SHC” is defined in the introductory paragraph of this Agreement.

“SHO” is defined in the introductory paragraph of this Agreement.

“SHO Authorized Seller(s)” is defined in the Services Agreement.

“SHO Stockholding Change” means the occurrence of any transaction or event, whether voluntary or involuntary, that results in a Seller Competitor becoming, or as a consequence of which a Seller Competitor becomes, directly or indirectly, at any time after the date of this Agreement and by whatever means, the beneficial owner of more than 50% of the total voting power of outstanding securities entitled to vote in, or carrying the right to direct the voting with respect to, directly or indirectly and by whatever means the election of the board of directors of SHO or any of its subsidiaries.

“Specification” means the detailed description of Products agreed upon by Seller and Buyer as contained in any Vendor Agreement.

“SYW Agreement” is defined in Section 2(c)(iv).

“Term” is defined in Section 2(a).

“Territory” means the United States of America (including its unincorporated territories Guam, Puerto Rico, and the United States Virgin Islands) and Bermuda.

“Vendor” means any source (other than Seller’s Affiliates) from whom Seller purchases Products; and for purposes of the Section 8(a) (Vendor Subsidies) only, any source (other than Sellers and its Affiliates) from whom Buyer purchases products.

Vendor-Warranty Product” is defined in Section 10(a)(ii).

“Vendor Agreement” means any Purchase Order or other agreement in writing and executed by Buyer and Seller relating to Products, including this Agreement, advertising, point of sale, promotional service, promotional funding or other selling assistance agreements, buying or supply agreements, exclusivity agreements, letters of agreement, and any written amendments, waivers and consents relating to any of the foregoing.

“Vendor Warranty” is defined in Section 10(a)(ii).

“Warranty” is defined in Section 10(a)(ii).

21. SHC’S SOLE OBLIGATION. As its sole obligation in this Agreement and unless Buyer has failed to comply with one or more of its material obligations in this Agreement and the failure is continuing, SHC will cause SRC, Kmart, and the Affiliates of each of them to take all actions that will enable Seller to perform, and not take any action that would disable to any extent Seller from performing, its obligations in this Agreement in accordance with their terms. For clarity, the parties note that this clause does not affect SBMC’s right to approve or reject a proposed KCD-Unique Product, in SBMC’s sole discretion.

22. GENERAL.

(a) Good Faith. SHC and the Parties each will exercise Good Faith in the performance of its obligations in this Agreement.

(b) Assignment. Seller may at any time assign, delegate or subcontract its rights, or obligations or both, in whole or in part, under this Agreement except to a Seller Competitor, without the consent of Buyer. Subject to the next sentence, Buyer may not assign or otherwise transfer any of its rights or obligations under this Agreement (except to a wholly owned subsidiary of Buyer), by operation of law or otherwise, without the express prior written consent of Seller, and any attempt to assign or assignment without the express prior written consent of Seller is void. Buyer may exercise all of its rights, and perform all of its obligations, under this Agreement through its wholly owned subsidiaries.

(c) Computer Access. If either Party is given access, whether on-site or through remote facilities, to any communications, computer, or electronic data storage systems of the other Party or its Affiliates (each an “Electronic Resource”), in connection with this Agreement, then the Party given access will use such access solely to perform, and will not attempt to access any Electronic Resource other than those specifically required to perform, its obligations under this Agreement. The Party given access will limit such access to those of its Personnel who need to have such access in connection with this Agreement, will advise the other Party in writing of the name of each of its Personnel who will be granted such access, and will strictly follow all security rules and procedures for use of such Electronic Resources. All user identification numbers and passwords disclosed to a Party given access and any information obtained by the Party given access as a result of its access to, and use of such Electronic Resources will be deemed to be, and will be treated as, Confidential Information of the other Party. Each Party will cooperate with the other Party in the investigation of any apparent unauthorized access by the other Party, its Affiliates, or its Personnel to any Electronic Resources or unauthorized release of Confidential Information. Each Party will promptly notify the other Party of any actual or suspected unauthorized access or disclosure of any Electronic Resource.

(d) Promotional Calendars. To the extent permitted by Applicable Law and consistent with practices in effect prior to the Effective Date, Seller will deliver to Buyer Seller’s promotional calendars with respect to Products (including for Home Appliances, Tools, Lawn and Garden, Sporting Goods, Mattresses, and Consumer Electronics) as soon as they have been approved, including all amendments. Also consistent with practices prior to the Effect Date, the promotional calendars will include Seller’s “master price files” (and substitute information) describing Seller’s retail and promotional pricing, as to which the Parties acknowledge that Section 3(d) and Section 4(g) are and will be applicable.

(e) Negotiating Event. If a Negotiating Event occurs and thereafter a Party (the “Delivering Party”) delivers to the other Party (the “Receiving Party”) an Opinion of Counsel that states that, as a consequence of the Negotiating Event the Delivering Party is unable, due to Applicable Law, to continue to perform any of the obligations to be performed by it in accordance with the terms and conditions of this Agreement (an “Impediment”), Seller and Buyer will negotiate in Good Faith an amendment to this Agreement that would eliminate the Impediment. “Opinion of Counsel” means a written opinion (which may be reasoned) of a reputable law firm of national stature. The form and substance of the written opinion, and the law firm, will be subject to the approval of the Receiving Party. “Negotiating Event” means the occurrence of any transaction or event, whether voluntary or involuntary, as a result of which a single stockholder or a Group ceases to be the “beneficial owner” (as defined in Securities and Exchange Commission Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of a majority of the total voting power of the then-outstanding voting capital stock of SHC or SHO.

(f) Consideration. Buyer has given, and Seller has received and accepted, adequate, good, sufficient, and valuable consideration for this Agreement, and for all purposes of this Agreement this Agreement is fully supported by adequate, good, sufficient, and valuable consideration provided by Buyer and received and accepted by Seller. Buyer’s adequate, good, sufficient, and valuable consideration includes, without limitation, the mutual covenants, obligations, and promises herein and the following (which separately and together have enabled Seller to execute and deliver this Agreement and have assisted and will assist Seller’s performance of its obligations under this Agreement): (i) Buyer has at great length discussed and upon reasonable request during the Term will discuss its business needs with Seller for the purpose of enabling Seller to make compelling business proposals to Buyer; (ii) Buyer has entered into negotiations with Seller that culminated in the execution and delivery of this Agreement, which Agreement gives Seller many advantages over other vendors; (iii) Buyer has provided and upon reasonable request during the Term will provide information to Seller about Buyer’s operations; (iv) Seller has bargained for and, pursuant to this Agreement will receive, material benefits, interests, rights, and value from Buyer through such consideration and that Seller is not entitled to, and would not have received, such benefits, interests, rights, and value absent this Agreement; and (v) Buyer is obligated to purchase Products in accordance with, and subject to the terms and conditions of Sections 4(b) and 4(a)(iii). This Agreement is legally binding; and Seller will not, directly or indirectly, plead or otherwise assert in any manner in any litigation, arbitration, mediation, or other dispute-resolution proceeding that this Agreement is invalid, void, voidable, revocable, terminable, or otherwise unenforceable for lack, inadequacy, or insufficiency of consideration; and by this Agreement Seller irrevocably waives and will be estopped from pleading or asserting, directly or indirectly, any cause of action, claim, defense, right, or prayer for relief to such effect. Each of Seller’s waivers in this Section 22(f) is reasonable and made with Seller’s full knowledge of its significance and consequences.

(g) Construction and Interpretation. In this Agreement (1) “include,” “includes,” and “including” are inclusive and mean, respectively, “include without limitation,” “includes without limitation,” and “including without limitation,” (2) “or” is disjunctive but not necessarily exclusive, (3) “will” and “shall” each expresses an imperative, an obligation, and a requirement, (4) numbered “Section” references refer to sections of this Agreement unless otherwise specified, (5) section headings are for convenience only and will have no interpretive value, (6) unless otherwise indicated all references to a number of days will mean calendar (and not business) days and all references to months or years will mean calendar months or years, (7) references to $ or Dollars will mean U.S. Dollars, and (8) references to a Party’s approval or consent right include the Party’s obligation not to unreasonably delay or withhold its approval or consent. Seller and Buyer intend that this Agreement be construed without any rule requiring construction or interpretation against Seller, whose representatives drafted this Agreement. To the extent the Parties intend that a term or condition of this Agreement reflect policies and practices in effect immediately prior to the Effective Date, the Parties will negotiate in Good Faith to determine the policies and practices.

(h) Counterparts; Facsimile. This Agreement may be executed in any number of separate counterparts, all of which, when taken together, will constitute one and the same instrument, notwithstanding the fact that all Parties did not sign the same counterpart. A signature transmitted to the other Party or its counsel by email or facsimile transmission will be effective to bind the Party whose signature was transmitted, as a duly executed and delivered original. Each Party will promptly deliver its original signature pages to this Agreement to counsel for the other Party promptly following execution, but any failure to do so will not affect the binding effect of such signature.

(i) Entire Agreement; Severability. This Agreement together with the Services Agreement, which includes each of the Exhibits, Appendices and other documents attached to this Agreement and the Services Agreement, are a single integrated agreement which sets forth the entire agreement and understanding between the Parties with respect to the Products described herein and the Services described in the Services Agreement; except for those matters set forth in the Separation Agreement and the other “Ancillary Agreements” (as that term is defined in the Separation Agreement) and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof. This Agreement will not be supplemented, modified, or amended except by a written instrument signed by a duly authorized representative of each of Buyer and Seller. In the event of any conflict or inconsistency between this Agreement and the terms and condition of any forecast, purchase order, or other order document, including any inconsistency as to any Product invoice price, the terms and conditions of this Agreement will control unless such other document constitutes an Amendment and expressly references and supersedes this Agreement. This Agreement will be binding upon and inure to the benefit of the successors, representatives and permitted assigns of the Parties. The terms and conditions of this Agreement supersede and replace those of any prior negotiations and any documents that the Parties have exchanged in connection therewith (together, “Negotiation Documents”). Buyer and Seller represent and warrant that they are entering into this Agreement based solely on the provisions set forth herein and not in reliance, in whole or in part, on any claim or representation contained in any Negotiation Document. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

(j) Injunctive Relief. Each Party acknowledges that any breach by a Party of Section 12 or Section 13 of this Agreement may cause the non-breaching Party and its Affiliates irreparable harm for which the non-breaching Party and its Affiliates have no adequate remedies at law. Accordingly, each Party and its Affiliates are entitled to seek injunctive relief, without complying with Section 18(b) and regardless of Buyer’s cure rights, if any, for any such breach in any state or federal court in Chicago, Illinois, USA, and each Party consents to the exclusive jurisdiction and venue in the state and federal courts in Chicago, Illinois, USA for injunctive relief purposes. Each Party waives all claims for damages by reason of the wrongful issuance of an injunction and acknowledges that its only remedy in that case is the dissolution of that injunction.

(k) Notices. Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), or email or facsimile with electronic confirmation or personal delivery to the other Party at the address below:

If to either Seller:	Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60179
Attn: EVP, Chief Merchandising Officer, & President-Sears Full Line Store & Kmart Formats
Facsimile: (847) 286-0204

With a copy to:	Sears Holdings Management Corporation
3333 Beverly Road
Hoffman Estates, IL 60179
Attn: General Counsel
Facsimile: (847) 286-2471

If to any Buyer :	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road
Hoffman Estates, IL 60179
Attn.: Senior Vice President and Chief Operating Officer
Facsimile: (847) 286-7838

With a copy to:	Sears Hometown and Outlet Stores, Inc.
3333 Beverly Road
Hoffman Estates, IL 60179
Attn: General Counsel

If to SHC :	Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, IL 60179
Attn: EVP, Chief Merchandising Officer, & President-Sears Full Line Store & Kmart Formats
Facsimile: (847) 286-0204

With a copy to:	Sears Holdings Management Corporation
3333 Beverly Road
Hoffman Estates, IL 60179
Attn: General Counsel
Facsimile: (847) 286-2471

Notice is effective: (i) when delivered personally, (ii) three business days after sent by certified mail, (iii) on the business day after sent by a nationally recognized courier service, or (iv) on the business day after sent by email or facsimile with electronic confirmation to the sender. A Party may change its notice address by giving notice in accordance with this Section 21(k).

(l) No Waiver. The terms, covenants and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. Any Party’s failure at any time to require performance of any provision will not affect that Party’s right to enforce that or any other provision at a later date. No waiver of any condition or breach of any provision, term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or construed as a further or continuing waiver of that or any other condition or of the breach of that or another provision, term or covenant of this Agreement.

(m) Publicity. Each Party will refrain from making any reference to this Agreement or to the other Party in the solicitation of business, unless the other Party gives its prior written consent to such action and approves any press release or other publicity materials prior to their dissemination.

(n) Relationship of the Parties. The relationship of Seller and Buyer to each other is that of independent contractors, and neither Party will not represent that the other Party is its partner in any manner. Buyer has no authority to enter into any contract or incur any expense or obligation of any kind in Seller’s name.

(o) Reporting. For purpose of this Agreement, unless otherwise indicated herein, all calculations and measurements with respect to Buyer’s purchases and sales of Products and similar information will be measured in units or dollars, as the context requires, and determined by reference to Seller’s information reporting systems.

(p) Representations and Warranties. Each Party represents that it has the right, power and authority to grant to the other Party the rights provided under this Agreement and to perform its obligations under this Agreement, and that such Party’s execution, delivery, and performance of this Agreement have been duly authorized and will not violate any other agreement, restriction, or Applicable Law to which such Party is a party or by which such Party is bound.

(q) Recalculation of Charges, Fees and Expenses. If there is after the Effective Date, a change in legislation, regulation, business conditions, or Seller’s operations that result in an increase in Seller’s costs, fees, and expenses associated with one or more Product(s), upon Seller’s demonstration of such facts, there will be an equitable adjustment to the amounts charged to Buyer hereunder to make Seller whole. Seller will use commercially reasonable efforts to mitigate the impact of any such change.

(r) Survival. Each term of this Agreement that would, by its nature, survive the termination or expiration of this Agreement will so survive, including the obligation of either Party to pay all amounts accrued hereunder and including Section 7 (PAYMENT TERMS), Section 12 (INTELLECTUAL PROPERTY.), Section 13 (CONFIDENTIALITY.), Section 14 (INDEMNIFICATION.), Section 21 (SHC’S SOLE OBLIGATION.), and this Section 22 (GENERAL.).

(s) Condition Precedent to the Effectiveness of this Agreement. This Agreement will not become effective until it has been approved by the Audit Committee of the Board of Directors of SHC and by the Audit Committee of the Board of Directors of Buyer. Further, this Agreement will not become effective until the parties (or their Affiliates, as applicable) also execute (collectively the “Related Amendments”): (a) Amendment #4 to Services Agreement, (b) Amendment #1 to Employee Transition and Administrative Services Agreement, (c) Amendment #1 to Shop Your Way Rewards Retail Establishment Agreement, (d) Amendment #1 to Trademark License Agreement, and (e) Amendment #1 to Supplemental Agreement, (f) Amendment No. 4 to the prior Merchandising Agreement between the Parties, and (g) Amendment #2 to Store License Agreement (Outlet).

(t) Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) Governing Law. This Agreement will be construed in accordance with, and governed by, the federal laws of the United States, including the Lanham Act, and the internal laws of the State of Illinois, other than its conflict of laws principles and the Illinois Franchise Disclosure Act. This Agreement will not be subject to any of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

(ii) Jurisdiction. Each of the Parties submits, for itself and its property, to the exclusive jurisdiction of all Illinois state courts and federal courts of the United States of America sitting in Cook County, Illinois, and all appellate courts to each thereof, in all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of all judgments relating thereto, and each of the Parties (A) will commence all such actions and proceedings only in such courts, (B) will cause all claims in respect of all such actions and proceedings to be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court, (C) waives, to the fullest extent it may legally and effectively do so, all objections that it may now or hereafter have to the laying of venue of all such actions and proceedings in any such Illinois state or federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such actions and proceedings in all such Illinois state and federal courts. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 22(k). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

(iii) Waiver of Jury Trial. Each Party acknowledges that each controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that (A) it understands and has considered the implications of such waivers, (B) it makes such waivers voluntarily, and (C) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 22(t).

(SIGNATURE PAGE FOLLOWS)

SEARS, ROEBUCK AND CO. KMART CORPORATION		SEARS HOMETOWN AND OUTLET STORES, INC.

By: Sears Holdings Management Corporation, their agent

By:	/s/ ROBERT A. RIECKER	By:	/s/ WILL POWELL
Robert A. Riecker VP, Controller & Chief Accounting Officer		William Powell Chief Executive Officer and President

SEARS HOLDINGS CORPORATION		SEARS AUTHORIZED HOMETOWN STORES, LLC

By:	/s/ ROBERT A. RIECKER	By:	/s/ WILL POWELL
Robert A. Riecker VP, Controller & Chief Accounting Officer		William Powell President [Signed May 11, 2016]

SEARS OUTLET STORES, L.L.C.

		By:	/s/ WILL POWELL
William Powell President [Signed May 11, 2016]

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Appendix 1

Additional Terms and Conditions

1. PURCHASING MECHANICS. The execution of the Merchandising Agreement to which this Appendix 1 is attached (the “Merchandising Agreement”) does not give rise to any commitment on the part of Buyer to purchase any HTS Product. A commitment to purchase HTS Product arises only at such time as: (a) for HTS Products that are not Buyer-Unique Products, Buyer requests (via Seller’s systems or any other method approved of by Seller) such Products to be shipped to Buyer’s stores or Buyer’s customers, and (b) for Buyer-Unique Products, Buyer has sent Seller Buyer’s forecast for such Products. Except as provided above, all estimates or forecasts of Buyer’s future needs for Products which may be provided to Seller by Buyer are for planning purposes only and do not in any way represent a commitment by Buyer nor give rise to any obligation or liability of Buyer. Except as stated in this paragraph and as outlined in Section 2(iii)(B)(iii) and Section 2(viii) of Appendix 6, Buyer has no responsibility for any actions taken by Seller based on such estimates or forecasts.

2. CODES OF CONDUCT. Buyer acknowledges that it has been furnished a copy of the Sears Holdings Corporation Code of Conduct (the “Code of Conduct”) and that Seller employees are required to follow the Code of Conduct. Buyer will support the Code of Conduct and will not directly or indirectly take any action that may cause a Seller employee to violate any law or the Code of Conduct. Without limiting the foregoing, Buyer will not directly or indirectly offer or give any personal benefit (other than infrequent, non-cash gifts of nominal value consistent with the Code of Conduct), including commissions, kickbacks, payments, loans, gratuities (including travel and entertainment), bribes, gifts, samples, services, promises of future employment or personal considerations (each a “Benefit”) to any Personnel of Seller and Seller’s Affiliates or to any person that Buyer knows is a member of such Personnel’s family, or to any entity in which Buyer knows such Personnel or a member of such Personnel’s family owns a direct or indirect interest. Buyer will notify the Sears Holdings Corporation Office of Compliance within five business days after it has knowledge of any violation or attempted violation of the Code of Conduct or this Section 2. Any such notice is deemed to have been given when delivered by certified mail, return receipt requested, by email at compliance@searshc.com or to such other email address as may be provided in the Code of Conduct. Buyer will cooperate with any request by Seller to provide information and documentation regarding any communication or transaction with Seller or its Personnel. If Buyer adopts a code of conduct with respect to its Personnel and delivers that code of conduct to Seller, Seller will support that code of conduct and will not directly or indirectly take any action that may cause any of Buyer’s Personnel to violate the code of conduct or any Applicable Law.

3. PACKAGING, LABELING, SHIPPING AND BILLING. Seller will be responsible for providing adequate packaging, tagging, labeling, packing, shipping and billing. Seller will comply with all packaging, tagging, labeling, packing, shipping and billing requirements reasonably requested by Buyer as well as any and all requirements established by applicable laws, regulations, carrier tariffs and product classifications. For Products to be shipped to Buyer from a point of origin within the United States, Seller will deliver Products to the designated carrier on or before the ship date specified in the applicable Vendor Agreement. For Products to be shipped to Buyer or a Buyer-branded outlet from a point of origin outside the United States. Seller will deliver Products in accordance with the delivery terms specified in the applicable Vendor Agreement and such delivery will be made on or before the ready date specified in such Vendor Agreement. Delivery dates specified will be of the essence of the Vendor Agreement. Seller will ship all Products in full packs and full shipments in accordance with Buyer’s requirements as set forth in the Vendor Guide or any Vendor Agreement.

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4. REPRESENTATIONS AND WARRANTIES.

(a) KCD-Branded Products. Without in any way disclaiming implied remedies or limiting remedies for breach thereof, Seller represents and warrants that all KCD-Branded Products will: (a) conform to the Specification for such Products; (b) be fit and sufficient for the ordinary purpose for which Products is used; (c) be free from defects in workmanship, materials and packaging; (d) be free from defects in construction and design; (e) be fit and sufficient for the purpose stated on any packaging, labeling or advertising; and (f) be equivalent in materials, quality, fit, finish, workmanship, performance and design to any samples submitted to and approved by Buyer.

(b) Advertising. Seller represents and warrants that all claims made by Seller in any packaging, labeling, advertising, or other consumer material in connection with any KCD-Branded Products or Seller brand relating to Products will be true and will have been substantiated and at the time such claims are made.

(c) Intellectual Property. Seller represents and warrants that: (a) all patents, trademarks, trade names, trade dress, copyrights, trade secrets, rights of publicity and other intellectual property rights (other than those intellectual property rights owned by or licensed to Buyer) used by Seller in connection with KCD-Branded Products or in the development or manufacture of KCD-Branded Products are either owned by Seller or Seller has been and is properly authorized by the owner of such rights to use such intellectual property rights in connection with such KCD-Branded Products and to sell such KCD-Branded Products incorporating such intellectual property rights to Buyer for use or further resale and (b) KCD-Branded Products will not, at the time that it is delivered, offered for sale or sold by Buyer, infringe any patent, trademark, service mark, trade name, trade dress, copyright, trade secret, domain name, right of publicity or other intellectual property right of any person, corporation or other entity. Seller will notify Buyer’s chief legal officer in writing by certified mail, return receipt requested, within five business days after it has knowledge of any claim or allegation of infringement, misuse, dilution, misappropriation or other violation of any patent, trademark, service mark, trade name, trade dress, copyright, trade secret, domain name, right of publicity or other intellectual property right in any way related to or affecting KCD-Branded Products.

(d) Compliance with Law. Seller represents and warrants that: (a) all KCD-Branded Products have been or will be produced, assembled packaged, tagged, labeled, packed, shipped and invoiced (“Products Production”) in compliance with the applicable requirements of federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States and its territories and those of all other countries in which such Products Production or delivery of KCD-Branded Products takes place; (b) Seller, its affiliates, and the Personnel of each of them who are involved in the Products Production or delivery of KCD-Branded Products each will during the term of each Vendor Agreement strictly comply with all applicable federal, state and local laws, regulations, and prohibitions of the United States and its territories, and the laws, regulations, and prohibitions of all countries in which any Products Production or delivery of KCD-Branded Products occurs including all laws, regulations and prohibitions governing the working conditions, wages, hours and minimum age of the work force; and (c) Products Production has not and will not involve at any time, in whole or in part, any use of child, convict or forced labor. Seller will provide Buyer with any guaranty of compliance with the foregoing in such form as Buyer may designate with respect to any Products.

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(e) Antidumping. Seller represents and warrants that all sales of KCD-Branded Products to Buyer will be made at no less than fair value under the United States antidumping law and that no government has provided a countervailable subsidy for KCD-Branded Products actionable under U.S. law. Seller will indemnify Buyer for (i) all antidumping and countervailing duties imposed on all KCD-Branded Products that is sold prior to the date of publication of the International Trade Administration’s preliminary determination of sales at less than fair value or prior to the date of publication of the existence of countervailable subsidies and exported before the date of publication of the International Trade Administration’s final determination of sales at less than fair value or the existence of countervailable subsidies and (ii) any expenses (including reasonable attorneys’ fees) and administrative costs incurred by Buyer, its Authorized Resellers, and Buyer-Branded Outlets in their participation in any United States antidumping or countervailable duty proceeding involving any warranted KCD-Branded Products.

(f) Non-KCD-Branded Products. Seller hereby assigns to Buyer all assignable warranties, representations, covenants and indemnities granted to Buyer by third parties in Vendor-Unique Products and all remedies for breach of such warranties, representations, covenants and indemnities. For all Products that are not KCD-Branded Products, including Vendor-Unique Products, to the extent that Seller is not permitted to assign any of such protections to Buyer, Seller will enforce such protections on behalf of Buyer to the extent Seller is permitted to do so under the terms of the applicable third party agreements.

5. FUNDS PROCESSING. All electronic fund transfers and wire transactions will be in accordance with National Automated Clearing House Association (NACHA) rules and in accordance with any instructions and procedures which Buyer may from time to time supply. Neither Party will be liable to the other Party for any indirect, special, incidental, exemplary or consequential damages arising from or as a result of any delay, omission or error in the electronic transmission or receipt of any documents, even if the other Party has been advised of the possibility of such damages.

End of Appendix

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Appendix 3(a)

HTS Product Categories

Division Description and Number

1. FURNITURE-IN STORE—1

2. HOME OFFICE—3

3. SPORTING GOODS—6

4. HOUSEWARES—8

5. TOOLS—9

6. NURSERY—12

7. HEALTH AND BEAUTY—13

8. LUGGAGE—14

9. FLOORCARE/SEWING—20

10. COOKING & CLEANUP—22

11. WINDOW SHOP—24

12. HOME BIG TICKET—025

13. LAUNDRY—26

14. SCAN BASED TRADING—27

15. AUTOMOTIVE—28

16. PAINT—30

17. HOME ENVIRONMENT—32

18. ELECTRICAL—34

19. FLOOR COVERING—37

20. MENS SPORTSWEAR—41

21. AIR & WATER APPLIANCES—42

22. FOOD STORAGE—46

23. CHILDREN’S HARDLINES—49)

24. GENERAL MERCHANDISE—50

25. TOYS—52

26. HOME ELECTRONICS—57

27. ENTERTAINMENT SOFTWARE—58

28. MENS SHOES—67

29. LAWN, GARDEN, PATIO—71

30. OUTLET BUDGET SHOP—80

31. BEDDING—82

32. BATHROOM FIXTURES/PLUMBING—83

33. PANTRY AND HOUSEHOLD—87

34. BED AND BATH—96

35. PARTS OTHER-COUNTER—98 End of Appendix

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The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Appendix 3(b)

HTS Invoice Prices

The HTS Invoice Prices will be the sum of (1) Seller’s invoice costs from Vendors for HTS Products, plus (2) the net amount of the following charges and credits without duplication (each a “3(b) Amount”):

1.	Audit recoveries

2.	Carriage costs from the Vendor’s delivery point to the FOB Point;

3.	Cash discounts;

4.	Distribution-center markdowns;

5.	Distribution-center shrink;

6.	Other logistics expense;

7.	Charge for Seller Warranty for No-Vendor-Warranty Products that are HTS Products: [***] of Core Cost (“Core Cost” means costs reflected in the Sears Corporate Repository of Referential Information or successor system);
8.	Source penalties;

9.	Packaging costs requested by Buyer;

10.	Vendor-compliance income; and

11.	All other charges and expenses consistent with practices in effect for Buyer and Seller immediately prior to the Effective Date.

End of Appendix

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Appendix 4(b)

Invoice Prices for DRM

The Outlet Invoice Prices for DRM are described on the following table; provided that for all DRM that are No-Vendor Warranty Products, in addition to the amount set forth below, Buyer shall pay Seller (as part of the Invoice Price) an additional [***] of such DRM’s DOS Cost (the “Outlet Seller Warranty Charge”). For example, if a particular lawn mower that was a No-Vendor Warranty Product was purchased by Buyer on November 1st, 2016 and that product had a $100 DOS Cost, then Buyer would pay Seller $[***] for such product, plus $[***] (for a total Invoice Price of $[***]). Buyer is responsible for carriage only from Seller’s MDOs to the Sears Outlet Stores. As used herein, “DOS Cost” means the cost shown in Seller’s Distribution Operations System, or such replacement system as Seller may utilize from time to time.

Table A—For All Outlet Products

Description and Seller Division	Percentage Off Seller’s DOS Cost
Furniture-In Store (Div 001, 008 and 025)	[***]%
Sporting Goods (Div 006)	[***]%
Housewares (Div 008)	[***]%
Tools (Div 009)	[***]%
Floor care, Sewing (Div 020)	[***]%
Cooking And Cleanup (Div 022)	[***]%
Laundry (Div 026)	[***]%
Plumbing & Heating (Div 042)	[***]%
Food Storage (Div 046)	[***]%
Baby Furniture – Children’s Hardlines	[***]%
Audio/Visual (Div 057)	[***]%
Lawn, Garden, Patio (Div 071)	[***]%
Mattresses* (Div 082)	[***]%

*

Note: Buyer currently receives DRM premium mattresses under this Agreement and the Vendors of such mattresses have not, to date, enforced any marketing limitations that would make it impracticable for Buyer to sell such Products at its Sears Outlet stores or on SearsOutlet.com (including any authorized successor thereto). If the Vendors of such DRM premium mattresses do in the future enforce any such restrictions (other than those that Buyer has previously been complying with), and Buyer notifies Seller within writing within 60 days of such restriction being implemented that such restrictions are in fact significantly impacting Buyer’s sales of such DRM premium mattresses at Sears Outlet stores (each a “PM Impairment Notice”); Seller will work in good faith to encourage such Vendors to agree to reasonable terms to permit such DRM premium mattresses continued sale at Sears Outlet stores. Buyer must in each PM Impairment Notice specify: (i) the specific restriction which is impacting Buyer’s sales of DRM premium mattresses, (ii) certify that Buyer was not previously complying with such restriction, and (iii) Buyer must

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estimate the amount of the impact (based upon actual sales data) on Buyer’s future sales (which information Buyer will mark “Highly Confidential – Limited Distribution Internally). If the Vendors do not agree to reasonable terms to permit continue sales of DRM premium mattresses by Sears Outlets stores within 60 days of Buyer’s notice, Buyer may cease purchasing all DRM premium mattresses under this Agreement; in which case Seller shall be free to dispose of its premium mattresses in any manner, including by sale to a third party, with no ongoing obligation to Buyer.

End of Appendix

2

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Appendix 4(c)

MOS Categories and Initial MOS Invoice Prices

The categories of MOS that Seller will sell, and Buyer will purchase, in accordance with, and subject to, Section 4(b) of the Merchandising Agreement to which this Appendix 4(c)(ii) is attached and forms a part are described in the table below in the column labeled “Source and Merchandise Description.” The invoice prices for MOS during the Initial Term will be the sum of (1) the applicable amounts listed in the following table in the column labeled “Base Price” plus (2) at the end of each fiscal year during the Term, an additional amount equal to 10% of Buyer’s annual EBITDA, if any, with respect to MOS sold by Buyer, which amount (if any) Buyer will pay on or before the 45th day after the end of Buyer’s fiscal year. Buyer is responsible for carriage only from Seller’s CRC’s to the Sears Outlet Stores.

Source and Merchandise Description	Base Price
Kmart—all items in all categories of MOS, including all product sold by Kmart.com that is returned to Kmart stores.	[***]

Lands’ End—all items in all categories of MOS (Apparel) and all items in all categories of MOS shoes, including all product sold by LandsEnd.com that is returned to Sears stores but only through April 11, 2018 subject to Section 4(d).

[***] [***]
Sears, Roebuck and Co. (including Sears.com)—all items in all categories of MOS (Apparel), including all product sold by Sears.com that is returned to Sears stores. *	[***]

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The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

*	In the event in a particular month’s deliveries of MOS (Apparel) from Sears, Roebuck and Co. (including Sears.com) (collectively, “Sears MOS”), the amount of damaged/defective (Blue Label) product exceeds 15% of the items delivered in such month (the “Sears MOS Cap”), then Buyer will not be charged anything for each damaged/defective (Blue Label) item in excess of the Sears MOS Cap. Buyer shall be liable for payment for the $[***] per item charge for each item of damaged/defective (Blue Label) product at or below the monthly Sears MOS Cap threshold. If Buyer identifies that an item is damaged/defective Buyer will use commercially reasonable efforts to ensure that such items are only scraped or recycled; Buyer will use commercially reasonable efforts to ensure that all damaged/defective it identifies are not sold by Buyer (directly or indirectly) to consumers; provided that Buyer may sell such MOS Products to liquidators as long as Buyer complies with Section 12(a)(iii)(B)(5). Seller will include on each invoice for Sears MOS the total number of items in each shipment and the total number of damaged/defective (Blue Label) items. If Buyer disputes the amount of damaged/defective (Blue Label) product, Buyer must promptly notify Seller in writing, and hold the damaged/defective products that Buyer has identified at its location for a minimum of fourteen (14) days after Buyer presents its claims for rejected units to Seller (so that Seller may review such products/claims); after which time the damaged/defective Products shall be scrapped or recycled by Buyer (including selling to liquidators), and Buyer will use commercially reasonable efforts to ensure that none of such damaged/defective (Blue Label) product is sold by Buyer (directly or indirectly) to consumers; provided that Buyer may sell such MOS Products to liquidators as long as Buyer complies with Section 12(a)(iii)(B)(5). Seller will promptly notify Buyer of any change to which items Seller classifies as damaged/defective (Blue Label) product that Seller is selling to Buyer and Buyer is free to contest any such change which Buyer in Good Faith believes will significantly decrease Buyer’s return on Sears MOS.

End of Appendix

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Appendix 4(g)(2)

Non-Saleable DRM Products Process

This process is applicable to all DRM Products received by Buyer’s Outlet Repair and Distribution Centers (ORDCs) from Seller’s MDO/DOS units that are determined to be Non-Saleable DRM Products in accordance with Appendix 4(g)(1) of the Amended and Restated Merchandising Agreement to which this Appendix is attached.

ORDC Responsibility

•     Buyer will inspect all DRM Products within three (3) business days starting the first business day after physical receipt of the product by Buyer at Buyer’s ORDC facility (but no later than 5 business days after delivery by Seller, e.g., the product is made available at co-located facilities and for other facilities, arrival of the trailer) (the “Inspection Period”) and make an initial determination as to “Non-Saleable” status during that initial inspection. The Inspection Period will be extended on a day for day basis for SHO holidays and for Products received within three (3) business days of the start of a SHO inventory audit freeze period.

•     The Non-Saleable DRM Product will be logged by Buyer on the Non-Saleable Products Log Form on the date of inspection and tagged with a Non-Saleable Products Form

•     All DRM Products initially determined to be Non-Saleable DRM Product will be moved by Buyer to a staging area immediately following initial non-saleable designation.

•     ORDC General Manager (GM) must approve all Non-Saleable DRM Products daily

•     Non-saleable claim cannot be made until GM or ASM Ops (Ops Lead) approves

•     If the ORDC GM approves Non-Saleable designation, the DRM Product Quality Inventory Control associate (PQIC) Inventory Control Lead (ICL) fills out the on-line Non-Saleable DRM Product Form via Seller’s Non-Saleable Products Request Tool (or Seller’s replacement therefor), and checks off the log that it was entered

•     All entries must be entered as a positive number (meaning no minus sign in front of the sell/cost values)

•     The non-saleable notification will automatically be routed to the MDO DOS Unit manager via email. The requestor (PQIC or ICL) will also receive a copy of the email which must be printed and filed in the BIRP 1-31 folder

•     ORDC must claim a DRM item as non-saleable no later than 1 business day after the end of the Inspection Period. If a Product is missing Seller’s paperwork (e.g., bill of lading or MDO DOS tag), Buyer will immediately notify Seller and segregate such Products the timelines set forth herein will be delayed until Seller provides such paperwork.

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•     Upon Seller’s written request in email made to Buyer’s assigned Director of the applicable ORDCs, MDOs are to be provided weekly access to the ORDCs to verify load quality of items shipped to the ORDC by the MDO(s).

•     MDOs will send a request to verify load quality 48 hours in advance of the desired verification date. MDO load quality verification will occur on an agreed upon date between the ORDC and MDO.

•     All tags such as MDO DOS tags, 991 clearance tags (SDO, Full-Line) must remain on the DRM until expiration of Seller’s review period (and any resulting dispute resolution period; failure to do will invalidate Buyer’s right to seek reimbursement on that DRM item.

MDO/DOS Unit / ORDC Responsibility

•     The MDO/DOS unit manager has 3 business days from the time the Non–Saleable DRM Product Request Tool email was sent to request visual inspection, beginning the first business day after the ORDC completes the online non-saleable submission

•     To request visual inspection, the MDO/DOS Unit manager must email the ORDC GM at the generic email ID SGXXXX@shos.com (where XXXX is the ORDC unit number)

•     If the MDO/DOS unit does not make a request within the allotted time, the merchandise can be transferred to the salvage area.

•     ORDC will not return non-saleable products to the MDO/DOS unit

•     If a request is made by the MDO/DOS unit manager for visual inspection, within the required time, the ORDC must hold the product for 6 business days, beginning the first business day after the MDO requests a visual inspection

•     Product will be held in the HOLD for MDO inspection staging area within the ORDC while waiting for visual inspection

•     If no inspection is made within the allotted time, the ORDC may transfer the non-saleable DRM Product to the salvage area

•     Co-located MDOs are those that are physically attached to an ORDC. For those instances where a co-located MDO exists, the GM of that MDO will act as inspector for all remote MDOs that ship into that particular ORDC. This means that the remote MDOs will not request pictures from the receiving ORDC and that the co-located MDO GM will inspect product on their behalf if requested to do so by the remote MDO GM. All inspections, discussions, and dispute resolutions will take place between the co-located ORDC GM and co-located MDO GM.

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•     For non-co-located facilities, then the ORDC GM will, upon email request from the MDO/DOS unit manager, arrange for the delivery of photographic evidence of the non-salable condition to the MDO/DOS unit manager for remote inspection. If such a request is made, the timeline for the MDO/DOS manager will not start until such photographic evidence is sent. The MDO/DOS manager may, at his/her option, also inspect the non-saleable DRM at Buyer’s facility. If the non-co-located MDO GM does not reply back within the defined non-saleable process period (as described in the ORDC Responsibility and MDO/DOS Unit / ORDC Responsibility sections) then the item will be deemed non-salable and will be disposed of in accordance with the previously defined process.

•     Should an inspection occur, the ORDC GM or ASM-Ops must complete the inspection with the MDO/DOS unit Manager or designee

•     If both parties agree that the item is non-saleable, the process continues consistent with this process.

•     If both parties agree that the item does not meet the non-saleable criteria, the ORDC PQIC or ICL will reverse the claim using the On-line Non-Saleable DRM Products Chargeback Form via Non-Saleable Outlet Products Request Tool

•     All credits to the MDO/DOS Unit # must be entered as a negative number (meaning a minus sign is entered in front of the sell/cost values)

•     The credit must be entered by the ORDC no later than 2 business days after inspection deeming the product saleable

•     Merchandise will be moved to appropriate stage for processing

•     If both parties do not agree on the condition of the item, the parties will follow the Dispute Resolution portion of this process.

•     After any in person or remote inspection of the non-salable product confirms its status, the ORDC will transfer the merchandise to the salvage area

•     ORDC will remove all merchandise nomenclature and follow merchandise salvage process

•     ORDC will not return the non-saleable products to the MDO/DOS unit

Disputes

•     If there is a disagreement between parties, the MDO/DOS unit District Manager and Director of Outlet Distribution Centers should be engaged to resolve dispute. For all DRM items for which the parties do not agree upon its designation as non-saleable, Buyer shall retain the product until resolution of the dispute.

•     Escalate to MDO/DOS unit region level or ORDC Vice President if the issue is not able to be resolved

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Financial Entry Responsibilities	At the end of the fiscal month a spreadsheet of all the Non-Saleable Charges/Credits to the Seller Business Units (MDO/DOS unit) will be extracted from the on-line tool and Buyer will process a journal entry charging the depreciation to the CDC High Level Ledger Business and crediting the ORDC at Sell/Cost in Account 12135

ORDC Responsibility Reconciling with SR02

•     ORDC ICL should total all the requests made through the end of the fiscal month from the Log attaching the emails in the BIRP 1-31 folder

•     Compare to the Non-Saleable entry on the final week of month’s BIRP report

•     If the sell values match, no further research is required and the emails from the 1-31 can be attached to the log and filed as documentation with the BIRP report

Placing a Claim for a Front Load Washer – ORDC Responsibility

•     Upon receipt of merchandise shipped from the MDO, determine if the required minimum of 2 shipping pins (bolts) are installed.

•     If 2 or more shipping pins (bolts) ARE installed, the merchandise should:

•     Move to disposition per the inspection and move document

•     During testing process, PINS (BOLTS) will be removed

•     After the testing process, PINS (BOLTS) will be re-installed and Customer Shipping Bolt Removal Form attached to the back of the merchandise (make copies on colored paper)

•     If the minimum 2 shipping pins (bolts) were not installed by the shipping MDO, then the Outlet facility takes the following action:

•     Log product on the non-saleable log as a “PENDING” credit

•     Send product to testing immediately to determine if there is drum damage

•     Testing must be complete within 60 business days

•     If drum damage exists, the merchandise is moved to the non-saleable staging area

•     Non-saleable process documented above is followed

•     ORDC PQIC or ICL files a claim Non-Saleable Products Chargeback Form via Non-Saleable Products Request Tool

•     Must use “No Shipping Bolts” reason when completing claim

•     Request Tool Claim must be filed within 60 business days

•     If no drum damage exists and the product is deemed saleable, the merchandise can be moved to the next appropriate phase on the move document and crossed off the non-saleable pending claim log

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• Shipping pins (bolts) MUST be re-installed after the merchandise has completed ORS testing and the Customer Shipping Bolt Removal Form needs to be attached to the back of the merchandise

Installation Guide For Shipping Bolts

•     All front load washers must have (AT THE MINIMUM), 2 shipping pins (bolts) installed before the item can be moved to the selling floor or shipped to another Outlet selling unit

•     Make sure the ORS team has a small supply of shipping pins (bolts) on hand to be able to install as needed; These can be ordered through the On-line part system based make and model

•     Installation guide for shipping pins (bolts) is at the link below: Installation of HE3_HE3t_HE4t Transportation Bolts

IMPORTANT – DO NOT SHIP ANY FRONT LOAD WASHERS TO ANY OUTLET SELLING UNITS WITHOUT SHIPPING PINS/BOLTS

Placing a claim for fitness equipment

•     ORDCs have up to 30 business days to file a non-saleable claim on fitness equipment. This is due to the need for assembly to properly assess the product

•     Send product to the testing area for assembly and assessment

•     Assembly and assessment must be complete within 30 business days

•     If the product doesn’t pass the non-saleable criteria then it is moved to the non-saleable staging area

•     Non-saleable process documented above is followed

•     ORDC PQIC or ICL files a claim Non-Saleable Products Chargeback Form via Non-Saleable Products Request Tool

•     Use the proper reason when completing claim

•     Request Tool Claim must be filed within 30 business days

•     If the merchandise is deemed saleable, the merchandise can be moved to the next appropriate phase on the move document and crossed off the non-saleable pending claim log

Puerto Rico – Mattresses and box springs	• Seller will not ship mattresses and box springs to Buyer on the island of Puerto Rico • If in error, mattresses and box springs are shipped to Buyer then they will be immediately deemed non-saleable

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Appendix 4(m)

Additional LG DRM Product Sort Process

Prior to offering Additional LG DRM Product to Buyer, Seller will perform one of the following 3 sort processes on the product and will notify Buyer of the “Sort Charge” that will apply to each Additional LG DRM Product offered to Buyer.

Sort #1 (Full Service)

•	Scan item

•	Visually inspect

•	Add gas if visual test is good

•	Startup trimmer

•	Test

•	No issues or small repair

•	Remove gas

•	Clean/ power wash unit

•	Pack

Sort Charge = $6.45

Sort #2 (Salvage units that don’t appear to need repair or clean up):

•	Scan item

•	Visually inspect

•	Add gas if visual test is good (no parts added)

•	Startup trimmer

•	Test

•	Remove gas

•	Pack

Sort Charge= $4.45

Sort #3 (Visual only inspection):

•	Visual inspection (looks good 90+% all parts)

•	Separate

•	Scan products

•	Pack into Gaylords

•	Ship

Sort Charge = $2.45 a Unit

End of Appendix

1

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Appendix 5(a)

Royalty Rates; Kenmore Royalty Credits

I. ROYALTY RATES

Royalty Rates during the Initial Term:

KCD-Branded Product	Royalty Rate before Deduction of the Kenmore Royalty Credit
Kenmore-branded	[***]%
Craftsman-branded—Lawn & Garden	[***]%
Craftsman-branded—all other	[***]%
DieHard-branded	[***]%

Royalty Rates during the Renewal Period:

The Royalty Rates for KCD-Branded Product that are major home appliances (divisions 022, 026, and 046 as described on Appendix 3(a)), lawn mowers, and tractors will be the rates specified above in the column labeled “Royalty Rate before Deduction of the Kenmore Royalty Credit” (the “Initial-Term Rate”).

The Royalty Rates for all other KCD-Branded Products will be determined in accordance with the following:

1. Renewal Period.

(a) Delivery of Comparable Market Royalty Rate. On or before the 270th day immediately preceding the last day of the Initial Term Seller will deliver to Buyer a written schedule that indicates (i) the Comparable Market Royalty Rate for the Renewal Period for each KCD-Branded Product Category and (ii) a description of the calculations from which Seller determined the Comparable Market Royalty Rates. At the same time Seller will deliver to Buyer a certificate from a Senior Vice President of SHC certifying, to the Senior Vice President’s best knowledge after due inquiry, that the Comparable Market Royalty Rates were calculated in accordance with the terms and conditions of the Merchandising Agreement to which this Appendix 5(a) is attached and forms a part (the “Agreement”) and that the Comparable Market Royalty Rates described on the certificate are true and correct. The date on which Seller makes the deliveries required by the preceding sentences of this paragraph 1.a) is the “FRP Delivery Date.”

(b) Royalty Rate. If for a KCD-Branded Product Category the Initial-Term Rate is greater than the Comparable Market Royalty Rate for the Renewal Period, then the Initial-Term Rate will be the Royalty Rate for the KCD-Branded Product Category for the Renewal Period. Subject to paragraph 1.c) of this Appendix 5(a), if for the KCD-Branded Product Category the Initial-Term Rate is less than the Comparable Market Royalty Rate for the Renewal Period, then the Comparable Market Royalty Rate for the Renewal Period will become the Royalty Rate for the KCD-Branded Product Category during the Renewal Period (the “FRP Adjusted Royalty Rate”).

1

(c) Buyer’s Rejection of the FRP Adjusted Royalty Rate; Seller’s Termination Right. Buyer may reject the FRP Adjusted Royalty Rate for each KCD-Branded Product Category or any of them (each an “FRP Rejected Category”) by written notice delivered to Seller on or before the 30th day following the FRP Delivery Date (a “FRP Rejection Notice”). Subject to the last sentence of this paragraph 1.c), if Seller receives an FRP Rejection Notice then, on or before the 15th day following Seller’s receipt of the FRP Rejection Notice, Seller may either (i) terminate Seller’s obligations in Section 3 of the Agreement to sell to Buyer all KCD-Branded Products in the FRP Rejected Category, or (ii) terminate this Agreement, which termination referred to in clause (i) or clause (ii) will take effect on the last day of the Initial Term. If Seller receives an FRP Rejection Notice and does not exercise either of its termination rights described in, and in accordance with, the terms of the preceding sentence, then the Initial-Term Rate and not the Comparable Market Royalty Rate will become the Royalty Rate for the FRP Rejected Category during the Renewal Period. Seller may not exercise its termination rights in this paragraph 1.c) if Seller or any of its Affiliates has failed to comply with any of its material obligations in the Agreement and the failure is continuing.

(d) KCD Change in Control. If (i) a KCD Change in Control occurs during the Renewal Period, (ii) Seller does not exercise its rights in Section 2(c)(ii) of the Agreement, and (iii) after the effective date of the KCD Change in Control the bona fide royalty rate paid by the Sears Full-Line stores to the acquiror of all of the KCD Marks in the KCD Change in Control (including all entities resulting from the KCD Change in Control and all successors, the “KCD Acquiror”) for an Equivalent Product Category is greater the Royalty Rate then in effect for the equivalent KCD-Branded Product Category (a “FRP Greater Rate”), then on the first anniversary of the effective date of the KCD Change in Control the FRP Greater Rate will become the Royalty Rate during that portion of the remaining Term that the Sears Full-Line stores are obligated to pay to the KCD Acquiror the FRP Greater Rate for the Equivalent Product Category, subject to adjustment in accordance with paragraph 2 of this Appendix 5(a) with respect to the Renewal Period. If and when the FRP Greater Rate ceases to be payable by the Sears Full-Line stores the Royalty Rate will revert, for the remainder of the Renewal Period, to the Royalty Rate in effect immediately prior to the KCD Change in Control.

(e) KCD Mark Acquisition. If (i) a KCD Mark Acquisition occurs, (ii) after the effective date of KCD Mark Acquisition Seller does not exercise its rights in Section 2(d) of the Agreement, and (iii) at any time after the effective date of the KCD Mark Acquisition the royalty rate paid by the Sears Full-Line stores to the acquiror of the KCD Marks that comprised the KCD Mark Acquisition (including all entities resulting from the KCD-Mark Acquisition and all successors, the “KCD-Mark Acquiror”) for an Equivalent Product Category is greater the Royalty Rate then in effect for the equivalent KCD-Branded Product Category (a “FRP MA Rate”), then on the first anniversary of the KCD-Mark Acquisition the FRP MA Rate will become the Royalty Rate for the KCD-Branded Product Category during the period that the Sears Full-Line stores are obligated to pay to the KCD-Mark Acquiror the FRP MA Rates for the Equivalent Product Category. When the Sears Full-Line stores cease to be obligated to pay the FRP MA Rate the Royalty Rate will revert to the Royalty Rate in effect immediately prior to the KCD Mark Acquisition.

2. Terms Defined for the Purposes of this Appendix 5(a).

“Comparable Customer” means either (a) a wholesaler that purchases KCD-Branded Products from Seller for resale to end-user consumers in the Territory, or (b) Seller’s licensee that Seller has licensed to arrange for the manufacture of KCD-Branded Products and their resale to end-user consumers in the Territory.

2

“Comparable Market Royalty Rate” for a KCD-Branded Product Category means the Initial-Term Rate for the KCD-Branded Product Category plus the mathematical product of (a) and (b), where (a) is the difference between (1) the Equivalent Economic Rate for the KCD-Branded Product Category earned by Seller from Comparable Customers during the twelve-month Seller fiscal period immediately preceding the FRP Delivery Date or the SRP Delivery Date, as the case may be, and (2) the Initial-Term Rate for the KCD-Branded Product Category, and (b) is the Volume Factor.

“Equivalent Economic Rate” for a KCD-Branded Product Category means the effective net product contribution profit earned by Seller with respect to the KCD-Branded Product Category as a percent of Seller’s Retail-Equivalent Sales to all Comparable Customers for the KCD-Branded Product Category. For purposes of calculation, if with respect to any Comparable Customer the net product contribution profit is a royalty or a wholesale margin, then the royalty or wholesale margin will be adjusted to reflect the differences, if any, between (a) the allowances, credits, deductions, offsets, rebates, reimbursements, and other monetary benefits (such as payment terms) offered to the Comparable Customer and (b) the allowances, credits, deductions, offsets, rebates, reimbursements, and other monetary benefits (such as payment terms) offered to Buyer. If the net product contribution profit is a wholesale margin, then the net product contribution profit will be additionally adjusted to reflect costs of freight, duty, logistics, and distribution to achieve relative equivalency in comparing rates. “Seller’s Retail Equivalent Sales” for the KCD-Branded Product Category will be calculated by grossing up non-retail sales based on Buyer’s weighted average first-cost margin for the KCD-Branded Product Category or using such other basis on which Seller and Buyer mutually agree. For the purposes of calculating the Equivalent Economic Rate for a KCD-Branded Product Category, Seller will include only those products sold by Comparable Customers that are reasonably similar to KCD-Branded Products sold by Buyer that comprise the KCD-Branded Product Category.

“Equivalent Product Category” means a product category that includes products that are (i) sold by Seller to the Sears Full-Line stores and (ii) substantially similar with respect to features, benefits, quality, fit, finish, and ergonomics to the KCD-Branded Products in a KCD-Branded Product Category.

“KCD-Branded Product Category” means each of the following categories:

Kenmore:

Home Environment (includes Floor care, Air & Water, among others)

Small Kitchen Appliances & Housewares

Other Kenmore

Craftsman

Hand tools & Mechanics Tools

Power Tools

Garage & Storage

Tool Accessories

Spec & Other Powered Equipment

Non-Powered & Watering Equipment

L&G Accessories & Attachments

Other Craftsman (includes Apparel, Toys, Grilling Accessories, among others)

DieHard

Batteries (includes Automotive, Sport & Marine, Alkaline)

Power Accessories

Apparel

Other DieHard

3

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

“Volume Factor” with respect to a KCD-Branded Product Category means the lesser of (i) one, and (ii) a fraction the numerator of which is Buyer’s total sales of KCD-Branded Products comprising the KCD-Branded Product Category and the denominator of which is the Comparable Customers’ total sales of KCD Branded Products comprising the KCD-Branded Product Category. For the purposes of the preceding sentence all sales to other than end-user consumers (i.e., wholesale sales) will be converted to retail-equivalent sales by grossing up the wholesale sales based on Buyer’s weighted average first cost margin for the KCD Category or using such other basis on which Seller and Buyer mutually agree.

II. KENMORE ROYALTY CREDIT

1. Select Definitions

“Buyer’s Balance of Sales in the Home Appliance Category” means a fraction, expressed as a decimal, (i) the numerator of which is Buyer’s Net Sales during a Buyer fiscal quarter of HTS Products at Sears Hometown Stores and Sears Home Appliance Showrooms formats in the Home Appliance Category that are Kenmore-Branded Products, and (ii) the denominator of which is Buyer’s Net Sales during the fiscal quarter of HTS Products sold at Sears Hometown Stores and Sears Home Appliance Showrooms formats in the Home Appliance Category (regardless of brand). Buyer’s Net Sales at Sears Hardware Stores and Sears Outlet stores do not factor into the calculation of Buyer’s Balance of Sales in the Home Appliance Category and such sales are not subject to the Kenmore Royalty Credit.

The “Home Appliance Category” means the following product categories:

Cooking & Cleanup—Division 22

Laundry—Division 26

Air & Water Appliances—Division 42

Food Storage—Division 46

Floor care/Sewing—Division 20

Home Environment—Division 32

2. Calculation of Kenmore Royalty Credit

The “Kenmore Royalty Credit” will be determined by Seller by reducing the Royalties on the incremental sales that result in a change to Buyer’s Balance of Sales in the Home Appliance Category in accordance with the following:

Buyer’s Balance of Sales in the Home Appliance Category Royalty Rates	63.2% and below	63.2% to 64.99%	65.0% to 69.99%	70.0& to 74.99%	75.0% and over
Royalty on Step Incremental Sales	[***]%	[***]%	[***]%	[***]%	[***]%

(No Reduction)

For clarity, the parties note that each tier of HTS Product sales is subject to its own reduced royalty rate.

4

The use of “[***]” in this Exhibit indicates that a confidential portion has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

Example 1. Buyer’s Net Sales during the quarter of HTS Products at Sears Hometown Stores and Sears Appliance Showroom formats in the Home Appliance Category is equal to $250,000,000. Buyer’s Net Sales during the quarter of HTS Products that were branded Kenmore Branded Products at Sears Hometown Stores and Sears Home Appliance Showroom formats in the Home Appliance Category is equal to $200,000,000, for a total Buyer’s Balance of Sales in the Home Appliance Category of 80.0%.

$ millions Total applicable Sales Kenmore BOS Kenmore Sales	$250.00 63.2% and below $158.00	63.2% to 65.00% $4.50	65.0% to 70.00% $12.50	70.0& to 75.00% $12.50	Over 75.0% $12.50	Total $200.00

Kenmore Base Royalty (% Kenmore Sales)	[***]	[***]	[***]	[***]	[***]
Kenmore Base Royalty $	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Royalty Credit %	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Royalty Credit $	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Net Royalty %	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Net Royalty $	[***]	[***]	[***]	[***]	[***]	[***]

Example 2. Buyer’s Net Sales during the quarter of HTS Products at Sears Hometown Stores and Sears Appliance Showroom formats in the Home Appliance Category is equal to $300,000,000. Buyer’s Net Sales during the quarter of HTS Products that are Kenmore Branded Products at Sears Hometown Stores and Sears Appliance Showroom formats in the Home Appliance Category is equal to $200,000,000, for a total Buyer’s Balance of Sales in the Home Appliance Category of 66.7%.

$ millions Total HST Sales Kenmore BOS Kenmore Sales	$300.00 63.2% and below $189.60	63.2% to 64.99% $5.40	65.0% to 69.99% $5.10	70.0& to 74.99% $0.00	75.0% and over $0.00	Total $200.00

Kenmore Base Royalty (% Kenmore Sales)	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Base Royalty $	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Royalty Credit %	[***]	[***]	[***]	[***]	[***]
Kenmore Royalty Credit $	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Net Royalty %	[***]	[***]	[***]	[***]	[***]	[***]
Kenmore Net Royalty $	[***]	[***]	[***]	[***]	[***]	[***]

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3. Balance of Floor Requirement. In addition to the other requirements set forth in the Agreement, in order for Buyer to be eligible for the Kenmore Royalty Credit, in a particular fiscal quarter no less than 45% of all floor space dedicated to products in the Home Appliance Category must be dedicated to Kenmore Branded Products.”

End of Appendix

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Appendix 5(e)

Average Aggregate Minimum Commission

The “Aggregate Average Minimum Commission Rate” on Kenmore-Branded Products in the Home Appliance Category means a commission rate that is not less than 200 basis points higher than the average aggregate merchandise commission rate paid by Buyer to owners of Sears Hometown Stores and Franchisees with respect to sales of non-Kenmore-Branded Products in the Home Appliance Category calculated based on Buyer’s customary methods of calculating commission rates payable to owners of Sears Hometown Stores and to Franchisees.”

End of Appendix

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Appendix 6

Inventory Management Policies and Processes

This Appendix 6 only applies to HTS Products bought under this Agreement. It does not apply to Outlet Products or to merchandise bought directly by SHO, including merchandise bought by SHO under the Services Agreement.

Definitions used in this Appendix 6

“Buyer IM Team” means Seller’s IM employees who are identified by Seller (subject to the approval of Buyer) to provide the IM services described in this Appendix 6.

“DC” means one of Seller’s distribution facilities.

“DOS” means Seller’s “Distribution Operation System”.

“Format” means a Party.

“IDRP” means Seller’s demand planning system.

“IM” means Inventory Management.

“Inventory” means Product, including Buyer-Unique Products.

“Pack Away” means Seller storing Products in its DC until the next selling season.

“RIM” means Seller’s store replenishment system.

“Seller IM” means Seller’s inventory management function.

Charges and Fees

Charges and fees for Seller’s services described in this Appendix 6 are reflected on Appendix 1.01-C (Supply Chain Services) to the Services Agreement.

1.	Separation of Inventory. The following applies to Product and, unless otherwise indicated below, Buyer Unique Products:

(a)	Regarding the Logical Separation of DC inventory for Seller and Buyer

(i)	Logical Separation is an operational separation, not a physical separation of inventory.

(A)	Either Seller or Buyer may at any time request a logical separation of DC inventory, which if approved by Seller IM team, will be implemented. Absent such a request by either Party, the Inventory pool for all Products will not be logically separated. Once the Inventory for a particular SKU has been logically separated, it will not be logically combined again absent approval of the Party who requested such separation.

(B)	Regardless of whether the Inventory pool is logically separated or not, Seller is not obligated to physically separate the SHO Inventory.

(ii)	Calculating logical separation of DC inventory for each Party to draw from is a function of relative demand forecasts entered into IDRP based upon

•	Using relative demand forecasts to determine IDRP stocking targets in accordance with Seller’s order feasibility logic for each Party

•	Entering relative demand forecasts by item, by week and by DC by each Party

•	Establishing how much time is required to fulfill demand is a function of order feasibility logic parameters within IDRP:

•	Varies by Vendor production point of origin

•	Determined by Vendor production planning cycle and total lead-times

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•	Calculating demand forecasts is a function within IDRP generated by:

•	Establishing each store reorder points by users

•	Downloading store on hand and store on order counts from RIM

•	Entering sales forecasts by users

•	Entering floor set quantities by users

•	Allocating DC on hand inventory and inbound PO’s is performed between IDRP and DOS for the following functions:

•	Store replenishment

•	Customer orders

•	Flooring of newly assorted items

(iii)	Supplying and/or reviewing all demand forecast data is the responsibility of Buyer

(A)	IDRP will continue to provide baseline sales forecast for Buyer. Buyer IM team will review and modify forecasts where appropriate in collaboration with Buyer.

(B)	Entering forecasts into IDRP will be performed by the IDRP certified Buyer IM Team under order feasibility parameters based upon IDRP forecasting logic

(C)	Collaborating on forecasts will be performed between Buyer IM Teams and Buyer

(D)	Altering forecasts to change prevailing logic of similar item history as the default for IDRP demand forecasts in DC logical separation of inventory calculations will be completed by Buyer IM Team.

(1)	Submitting store demand and sales forecasts via IDRP is the responsibility of Buyer

(2)	Communicating demand/sales changes where the Buyer default demand forecast is deemed too high/low is the responsibility of Buyer

(E)	Forecasting store reorder point increases and decreases must occur within IDRP along with all other demand factors such as resets, seasonal buys, and promotions by Buyer IM Team

(F)	Planning demand where IDRP is not used within Seller, must be communicated to Seller IM teams based on order feasibility by Buyer

(G)	Execution of inbound DC PO’s is a function of the Seller IM teams

(H)	Supplying plans for Buyer demand that exceeds prior Buyer forecasts where typical order feasibility logic does not supply Vendors ample time to produce larger than normal volumes of product is also required

(I)	Forecasting the demand impacts of new store openings and store closings must be completed within order feasibility parameters by Buyer or prior demand forecast will dictate logical separation of inventory for Buyer

(iv)	Party ordering logic applicable to either Party at the item level:

(A)	Customer Order Parameters

(1)	Filling orders from the DC for customer orders will default to orders being filled from either Party’s specific separation of inventory.

(2)	Filling orders from the DC for customer orders will have an exception process to allow orders from each Party to only draw from a Party-specific logically separated DC inventory

(i)	Exception process to be agreed-upon between both Buyer IM Team and Seller IM team

(B)	Store Replenishment Parameters

(1)	Filling orders from the DC for store replenishment orders will default to orders being filled from either Party’s specific separation of inventory

(2)	Filling orders from the DC for store replenishment will have an exception process to allow orders from each Party to only draw from a Party-specific logically separated DC inventory.

(i)	Exception process to be agreed-upon between both Buyer IM Team and Seller IM team

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(C)	Alteration of default Party ordering logic will be performed by Seller IM teams

(1)	Exception process to be agreed-upon between both Buyer IM Team and Seller IM team

(D)	Communication of adjustments by either Party to default format ordering logic will be performed by Seller IM team where:

(1)	Occurrences where Vendor supply interruptions are uncovered

(2)	Availability of items at any Vendor becomes constrained

(3)	Requirements by law for minimum availability per marketing of promotions where the demand was planned according to order feasibility logic

(4)	Overselling forecasts by either Party where the other Party’s ability to fulfill demand forecasts are at risk

(E)	Branch Transfer

(1)	Shared Inventory. The Seller IM team may, from time to time, propose the branch transfer of shared Inventory to Buyer. If Buyer doesn’t wish to participate in such transfer (and pay the related costs), Buyer must elect to have a logical separation of the Inventory for the affected SKUs; which election will be irrevocable until the current inventory is sold through. If Buyer does not elect to separate the Inventory, then Buyer shall be deemed to approve the branch transfer and will be liable for its share of the related costs.

(2)	Logically Separated and Buyer-Unique Products. Buyer may request, from time to time, branch transfers for Inventory for its portion of logically separated Inventory and for Buyer-Unique Products. Seller shall provide a quote for such moves, and if Buyer approves such quote, Seller shall perform such move and charge Buyer the agreed upon rates.

2. Transition and Assortment Inventory Planning

(i)	Supplying annual calendars with estimated due dates to Buyer is the responsibility of Seller IM teams

(ii)	Establishing forecasts for ROIC, Seasonal and/or Annual demand according to Vendor Production Planning Lead-times including Vendor/manufacturer preseason part procurement planning according to planning calendars will be performed by Buyer, including for Buyer-Unique Products. Seller will provide Buyer with at least 10 days’ notice of the due date for Buyer’s forecast.

(A)	Determination of specific timelines and due dates for calendars will be performed by each BU Seller IM Team and communicated to the Buyer IM Team as additional information of Vendor requirements for production planning becomes available, impacting future order feasibility.

(1)	Each Seller IM team will ensure that the calendar incorporates lead times for above mentioned forecasts allow Buyer to review assortments, complete modeling and submit a forecast.

(B)	Common seasonal areas to note but not exclusive to:

(1)	Annual power lawn and garden estimates due in early fall prior to next spring season

(2)	Initial birding set up quantity due late spring prior to next spring season

(3)	Air conditioners due early fall prior to next spring season –

(4)	Outdoor Living annual estimates and floor set quantities due mid-summer prior to next spring season

(5)	Seasonal Christmas estimates early spring (trees, lights, etc.).

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(6)	Planning for all products is due at the same time as Seller plans for Buyer inclusion in buy plans with Vendors and according to predetermined planning calendars with store flooring needs, replenishment points and sales forecasts established.

(iii)	Documentation of items and programs requiring CAPCON or ROIC approval where Buyer provides requests will be included in total Seller buy review are to be supplied by Buyer –

(A)	Requesting product where Buyer forecasts are not within +/- 10% tolerance of 3 year average historical Buyer sales

(1)	Negotiation of separate exit strategies is required of Buyer prior to confirmation of approvals to minimize negative impact to DC inventory levels including but not limited to:

(i)	Absorbing excess quantities into Buyer store locations determined by item by DC Logical Separation of Inventory

(B)	Exercising one of the following options is required of Buyer where requested product based on Buyer forecasts are within +/- 10% tolerance and where excess inventory remains in DC’s logically separated for Buyer

(1)	Receiving all excess quantities at store level

(2)	Complying with Seller merchandise control policies and submit appropriate “Pack Away” forms for approval. Seller shall have the right to approve or reject Pack Away requests in its reasonable discretion, which will not be unreasonably withheld or delayed.

(i)	Upon approval, Pack Away items will be held in DCs until the next season (handling, storage, etc. will be billed to Buyer).

(ii)	Upon denial, excess quantities will be receipted at Buyer store level and executed by the Buyer IM Team

(3)	Absent the Parties agreeing to a Pack-Away for specific seasonal product forecasted by Buyer, Buyer will be obligated to purchase 100% of its forecasted amount. Seller will age Inventory using generally accepted inventory-aging practices in a manner consistent with Seller’s practices. Buyer must promptly take shipment of all aged inventory of such Buyer forecasted seasonal product.

(iv)	New Product Assortment/Floor Sets

(A)	Adherence to the same lead-times as Seller IM teams is required of Buyer regarding initial flooring inventory demand, as this demand has order feasibility requirements

(v)	Following the Seller new Vendor and new item processes is required of Buyer for Buyer-Unique Products by Buyer Merchant and Buyer IM teams

(A)	All aforementioned demand forecast parameters apply to Buyer-Unique Products

(vi)	Performance of record creation activities for Buyer -unique items will be completed by Buyer‘s IM Team that has been certified in RIM. Seller will continue to use existing record Creation processes for shared items.

(vii)	Seller, in its sole discretion, will determine the flow path for all Products that are not Buyer-Unique Products. Flow paths for Buyer-Unique Products will be subject to mutual agreement of the Parties.

(viii)	Buyer will be obligated to Seller with respect to these forecasts. Buyer must promptly offer Seller the right to retain any Buyer-Unique Product for resale by Seller to any party (whether at wholesale or retail) other than Buyer; however, Seller’s refusal of that offer does not relieve Buyer of its obligation to purchase any forecasted Buyer-Unique Product.

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3.	Emergency/Disaster Orders:

(i)	Unpredictable catastrophic event impacting localized emergency demand

•	Forecasting is the responsibility of both Seller and Buyer and includes:

•	establishing Emergency/Disaster quantities based on a 4 year average; said forecast is the basis for allocation to each Party.

•	Committing to Vendor held stock is the responsibility of the Seller IM team inclusive of aforementioned forecasting for demand for each Party.

•	Where availability is constrained, allocation will be based upon collaboration between selected delegates from Seller IM team and Buyer.

•	Forecasting when and where an Emergency/Disaster will occur is not feasible; therefore, demand will vary based upon where emergency/disasters occur

•	Planning and executing Emergency/Disaster Response is the responsibility of Seller according to the Disaster Program; this includes:

•	Disaster Program Procedures:

•	Notification of district managers responsible for each district to the disaster program coordinator is the responsibility of the field leadership team for each Party

•	Notifications of changes to district managers responsible is the responsibility of the field leadership team for each Party

•	Notification of local demand for emergency/disasters is the responsibility of the Party field district managers via the disaster hotline

•	Handling inbound disaster hotline calls is the responsibility of Seller IM team

•	Allocation of disaster merchandise both in DC’s and Vendor held stock is the responsibility of the Seller IM team based on requests from a Party’s district managers

•	Where availability is constrained, allocation will be based upon collaboration between selected delegates from Seller IM team and Buyer

•	Event examples:

•	Hurricane

•	Tornado

•	Flooding

•	Excessive snowfall

•	Infrastructure disruption

•	Items Included:

•	Wet/dry vacuums

•	Sump pumps

•	Snow throwers

•	Ice melt

•	Gas cans

•	Generators

•	Chainsaws

•	AA, AAA, C and D cell batteries

•	Flashlights

4.	Puerto Rico: Seller’s Affiliates will provide IM services for Buyer Stores in Puerto Rico that are substantially the same in all material respects as the IM services provided by Seller’s Affiliates for Buyer Stores in Puerto Rico and Guam as of the Effective Date.

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5.	Buyer-Unique Products. The following provisions apply to Buyer-Unique Products. To the extent that the following provisions conflict with the above or other provisions of the Agreement, the following provisions shall control.

(a)	Dedicated Inventory for Buyer-Unique Products.

(i)	Buyer has prior to the Effective Date provided a list of Buyer-Unique Product with an Inventory cost of approximately $17 million. Buyer represent that the foregoing list is accurate and correct. The Parties have agreed that for 2016, Buyer may have up to $13 million in Buyer-Unique Products in Seller’s Inventory at any one time (each “BUP Cap”). For each Contract Year thereafter, the BUP Cap and a SKU count plan (each a “SKU Count Plan”) will be established based upon the amount of overall Buyer-Unique Product SHMC has agreed to purchase for a particular Contract Year and SHO’s historical inventory terms for such Products (or similar products for new Products).

(ii)	Buyer will provide weekly reports to Seller IM team listing all Buyer-Unique Products, by SKU, which Buyer desires Seller to buy for Buyer over the next 90 days, as well as all other “SHO Provided Products” (as that term is defined in Attachment 1.01-C (Supply Chain Services) for the HTS Product Categories to the Services Agreement that SHO intends to buy on its own, for each SKU Buyer will list the proposed vendor and whether such SKU has been purchased by Seller from such vendor previously or not. SHO will mark such information “Highly Confidential – Limited Distribution Internally.” For new vendors, Seller shall have the option of having such vendor agree to a contract with such vendor or requiring Buyer to enter into its own agreement with such vendor.

(iii)	Seller IM and Buyer IM Teams, including respective merchant teams and company designees, will meet 2 times each month to review the Buyer provided weekly reports and discuss Buyer-Unique Product purchases that Buyer desires Seller to purchase under this Agreement. Buyer will identify the Inventory to be purchased, vendor of that product, and Buyer’s desired flow path for such Inventory.

(iv)	Seller is not obligated to purchase any Buyer-Unique Product which: (I) in Seller IM teams view would cause the amount of Buyer-Unique Product to in the future exceed the BUP Cap, or (II) would violate any other restriction in this Agreement, including causing Seller to violate any applicable law in the purchase, storage, distribution or sale of such Buyer-Unique Product.

(v)	If Seller does not have the warehouse space to accommodate Buyer’s forecasted purchasing needs for Buyer-Unique Product, Seller will notify Buyer and if requested by Buyer pursuant to Section 1.01E. (SHO’s Requests for Services/System Changes) of the Services Agreement, Seller’s Affiliates will provide a proposal for additional warehousing space for such Products.

(vi)	New Buyer-Unique Product onboarding process

(A)	Buyer will submit new unique items that require DC stocking to Seller IM team following established flow path process:

(1)	Items must be approved under this process before the items are entered in IMA.

(2)	Buyer must provide 90 day advance notice regarding SKU additions of more than 5% over SKU Count Plan.

(3)	Buyer must provide volume forecast of new SKUs at time of submittal (inbound, outbound, storage as described under forecasting requirements

(4)	If Buyer’s change in SKU or flow paths resulting from additions or subtractions of Buyer-Unique Products and corresponding changes to needs for shared Products has a significant impact on Seller’s productivity costs and/or storage capacity, the parties will need to agree to an adjustment to the costs hereunder and the costs under the Services Agreement (each via an written amendment, subject to the necessary approvals) before Seller will be required to purchase, distribute, store and/or sell such Buyer-Unique Product.

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(5)	Buyer is responsible for tracking all Buyer-Unique Product SKUs and Buyer shall designate all Buyer-Unique Products in Seller’s Inventory systems using a flag (or flags) designated by Seller from time to time.

(B)	Buyer will appoint a contact manager of supply chain operations (single point of contact) to work with Seller IM teams for planning assistance with new product launches seasonal sets, new or closing stores, flow path decisions and operational issues.

(C)	Buyer will provide feedback via digital load quality surveys

(D)	Buyer will provide complete and proper build of online items with all necessary artifacts, including using designated flags for Buyer-Unique Product.

(E)	Buyer will provide competent inventory management to drive inventory productivity and space utilization

(vii)	Tracking of Buyer-Unique Products

(A)	Seller will track all Buyer-Unique Products (using the flags set by Buyer) throughout its DC

(B)	Logical separation will not apply to Buyer-Unique Products. Buyer-Unique Products will be treated as solely owned by Buyer for purposes of any charges under this Appendix 6.6

(C)	Buyer will adhere to the non-productive inventory targets agreed to with respect to the Inventory of Buyer-Unique Products. If a Buyer-Unique Product becomes non-productive in accordance with GAAP , Buyer shall work through that Inventory within 30 days.

(D)	Any Buyer-Unique Product inventory that has not been worked through after 30 days from becoming GT80 it shall be disposed of at Buyer’s cost. Outlet products will not be managed at Seller’s DC facilities and Buyer will take all DC discontinued Product each month as requested

(E)	Buyer may request Pack-Away of Buyer-Unique Product per Section 2(iii)(B) above, in which event Seller will include an additional charge for the inventory carrying cost in its proposal to SHO. If Buyer does not agree to such cost, then Pack-Away will not performed for such Buyer-Unique Product.

(viii)	For KCD-Branded Products, Seller is not obligated to purchase such products until they have been approved by the Seller’s Affiliates that manage KCD- Branded Products (the “KCD Team”). Before approaching the Seller IM Teams regarding KCD-Branded Product, Buyer will first work with the KCD Team; which KCD Team will determine whether to source such products and from which vendors.

(b)	Accommodation of Buyer-Unique Product

(i)	Seller is under no obligation to accommodate any purchase of Buyer-Unique Products if that purchase would negatively impact the business relationship Seller has with the Vendor of that Buyer-Unique Product. Buyer is responsible for any costs associated with modification of IM process to accommodate acceptance of Buyer-Unique Products, including reimbursement for any cash in advance payments or alternative payment plans required for acquisition of Buyer-Unique Product desired by Buyer.

(ii)	Buyer is not authorized to commit Seller to purchase any products, and Buyer will not claim that it is so authorized. Seller shall have no obligation to purchase any Buyer-Unique Product until Seller issues a purchase order for such Products. Seller will use commercially reasonable efforts to timely issue purchase orders for Buyer Unique Product which Seller has agreed to purchase hereunder; provided Buyer is fully in compliance with Buyer’s obligations under this Agreement.

(iii)	Buyer is not authorized to negotiate the purchase of KCD-Unique Products and Buyer will not claim that it is. The purchase of such products will be solely handled by Seller and its Affiliates without the involvement of Buyer.

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(iv)	For Vendor—Unique Products, Buyer and Seller shall jointly discuss with the Vendor any proposed purchases and Buyer must fully disclosed to Seller all terms and conditions regarding such purchases.

(v)	Buyer’s estimates for Buyer-Unique Products will be deemed forecasted for purposes of this Appendix 6. Absent the Parties agreeing to a Pack-Away for specific Buyer-Unique Products, Buyer will be obligated to purchase 100% of its forecasted amount. Buyer and Seller will age Inventory using generally accepted inventory-aging practices in a manner consistent with Seller’s practices. Buyer must promptly take shipment of all aged inventory of Buyer-Unique Products. Buyer must promptly offer Seller the right to retain any such aged Buyer-Unique Product for resale by Seller to any party (whether at wholesale or retail) other than Buyer; however, Seller’s refusal of that offer does not relieve Buyer of its obligation to purchase any forecasted Buyer-Unique Product.

(c)	Transition of Product from shared Product to Buyer-Unique Product

(i)	If Buyer requests Seller to continue to purchase a Product which Seller has stated it will no longer purchase under Section 3(a) (Seller’s Obligation to Sell) of the Agreement, such Product shall become a Buyer-Unique Product and it shall be subject to all the same terms and restrictions as other Buyer-Unique Products.

End of Appendix

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Appendix 7(a)

Payment Due Date

1.	Invoices. Except as is otherwise agreed to, in advance, and in writing by the parties:

a. Seller will generally deliver invoices to Buyer for all payments due hereunder from Buyer to Seller on the Tuesday of each week.

b. From the Effective Date through July 31, 2016, the Payment Due Date is three days after Buyer’s receipt of the invoice (e.g., Friday if the invoice is delivered on Tuesday). If Buyer pays such invoice in full by such date, Buyer may deduct from each such invoice an early payment discount equal to 37 basis points (i.e., to 0.37%) of the total amount of the invoice (the “Early Payment Discount”). If Buyer does not pay such invoice in full by such date, no Early Payment Discount is earned on such invoice.

c. For all invoices delivered after July 31, 2016 (each a “Post-July 2016 Invoice”), the “Payment Due Date” is the 10th day following Buyer’s receipt of the invoice. No Early Payment Discount is earned on such invoices. If with respect to a Post- July 2016 Invoice Seller requests in writing that the Early Payment Discount apply to the invoice, Buyer in its sole discretion may, but will have no obligation to, agree to pay the invoice on the payment terms set forth in the immediately preceding Section 1b.

2.	Royalties. If after January 28, 2017 Buyer ceases using the POS, then the Payment Due Date for Royalties and CS Royalties will be the 10th day following the end of Buyer’s fiscal quarter in accordance with Section 7(b) of this Agreement.

3.	Holidays. If the applicable payment date (i.e., the 3rd or 10th day) is a Saturday, Sunday, or bank holiday, Buyer will pay on the next banking day, which will become the Payment Due Date. Electronic fund transfers initiated on the Payment Due Date will be timely made for purposes of this Agreement.

4.	For the remainder of the Term. Seller and Buyer will negotiate in Good Faith to determine the Payment Due Dates, which negotiations will take into account, among other things, then-current market conditions.

End of Appendix

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Appendix 9(a)(ii)

Kmart Locations

Store #	Location	Address	City	State	Country
1992	TAMUNING - D	404 N MARINE CORPS DR	TAMUNING	GU	Guam

2151	ST CROIX – D	93A ESTATE DIAMOND	ST CROIX	VI	US Virgin Islands

2270	HOMEWOOD – D	17550 HALSTEAD	HOMEWOOD	IL	USA

9016	ST THOMAS – D	CHARLOTTE AMALIE	ST THOMAS	VI	US Virgin Islands

2725	LIHUE – D	4303 NAWILIWILI RD	LIHUE	HI	USA

1420	BIG BEAR LAKE – D	42126 BIG BEAR LAKE	BIG BEAR LAKE	CA	USA

5205	BRIDGEHAMPTON – D	2044 MONTAUK HWY	BRIDGEHAMPTON	NY	USA

5078	KEARNY – D	200 PASSAIC AVE	KEARNY	NJ	USA

5170	LAS VEGAS - D	5051 E BONANZA RD	LAS VEGAS	NV	USA

2573	PASSAIC - D	24 34 BARBOUR AVENUE	PASSAIC	NJ	USA

End of Appendix

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Appendix 12(a)(iii)

Seller Marks

1.	The KCD Marks

2.	The feature Marks and sub-brand Marks associated with the Seller-Branded Products

3.	The trade dress related to the above Marks

End of Appendix

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Appendix 18(a)(i)

Merchandising Operating Committee

Designated by Buyer: Michael Gray; Susan Hilsenbeck; Mike McCarthy

Designated by Seller: James Coyle; Dean Schwartz; Carson Anderson

Initial Chairperson: James Coyle

End of Appendix

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